 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1998
                                            REGISTRATION STATEMENT NO. 333-58795

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                        ALBANY MOLECULAR RESEARCH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      2833                  14-1806984
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                               ----------------

                  21 CORPORATE CIRCLE, ALBANY, NEW YORK 12203
                                 (518) 464-0279
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               ----------------

                            THOMAS E. D'AMBRA, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        ALBANY MOLECULAR RESEARCH, INC.
                              21 CORPORATE CIRCLE
                          ALBANY, NEW YORK 12203-5154
                                 (518) 464-0279
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
        STUART M. CABLE, ESQ.                 ALEXANDER D. LYNCH, ESQ.
     GOODWIN, PROCTER & HOAR LLP                BABAK YAGHMAIE, ESQ.
            EXCHANGE PLACE                 BROBECK, PHLEGER & HARRISON LLP
   BOSTON, MASSACHUSETTS 02109-2881                 1633 BROADWAY
            (617) 570-1000                    NEW YORK, NEW YORK 10019
                                                   (212) 581-1600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                 PROPOSED        PROPOSED
                                  AMOUNT         MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF          TO BE       OFFERING PRICE     AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value per share........     2,530,000 Shares     $19.00        $48,070,000          $14,095
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Includes 330,000 shares of Common Stock which the underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(3) Includes $12,688 which was previously paid by the Registrant upon the original filing of this Registration Statement on July 9, 1998.
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE +
+SECURITIES IN ANY STATE WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE       +
+UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF  +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED DECEMBER 8, 1998

PROSPECTUS
                                2,200,000 SHARES

               [ALBANY MOLECULAR RESEARCH, INC. LOGO APPEARS HERE]

                                  COMMON STOCK

  All of the 2,200,000 shares of Common Stock offered hereby are being sold by Albany Molecular Research, Inc. ("Albany Molecular Research" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $17.00 and $19.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market upon completion of this offering under the symbol "AMRI."

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR  HAS THE SECURITIES AND  EXCHANGE COMMISSION PASSED
   UPON THE ACCURACY  OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT (1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.....................................  $          $            $
--------------------------------------------------------------------------------
Total(3)......................................  $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,000,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $   , $
    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of ING Baring Furman Selz LLC, New York, New York, on or about
    , 1998.

ING BARING FURMAN SELZ LLC                                     HAMBRECHT & QUIST

                                  -----------

                   The date of this Prospectus is      , 1998

[Three Photographs Regarding Medicinal Chemistry and Small-Scale Manufacturing]



  ALBANY MOLECULAR RESEARCH, INC. IS AN INTEGRATED CHEMISTRY OUTSOURCING COMPANY THAT OFFERS A BROAD RANGE OF CHEMISTRY RESEARCH AND DEVELOPMENT SERVICES, INCLUDING MEDICINAL CHEMISTRY, CHEMICAL DEVELOPMENT, ANALYTICAL CHEMISTRY SERVICES AND SMALL-SCALE MANUFACTURING. MEDICINAL CHEMISTRY AND SMALL-SCALE MANUFACTURING ARE SHOWN IN THE PICTURES ABOVE.

                               ----------------

  THE COMPANY'S NAME WITH THE COMPANY'S LOGO AND THE COMPANY'S LOGO ARE REGISTERED TRADEMARKS OF THE COMPANY. ALL OTHER TRADEMARKS AND TRADENAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK BY CERTAIN METHODS INCLUDING ENTERING STABILIZING BIDS, IMPOSING PENALTY BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors contained in this Prospectus related to the purchase of Common Stock of the Company. See "Risk Factors." Except for the historical information contained herein, the discussion contained in this Prospectus contains "forward-looking statements" that involve risk and uncertainties. The Company's actual results could differ materially from those discussed in this Prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption "Risk Factors," as well as those discussed elsewhere herein.

                                  THE COMPANY

  Albany Molecular Research is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company offers services traditionally provided by chemistry divisions within pharmaceutical companies, including medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. The Company's services are designed to permit pharmaceutical and biotechnology companies to reduce overall drug development time and cost and to pursue simultaneously a greater number of drug discovery and development opportunities. Since its inception in 1991, the Company has conducted over 400 projects for more than 100 customers. The Company achieved a 66% compound annual growth rate in net contract revenue from 1993 to 1997. In addition to its contract services, the Company conducts a limited amount of proprietary research and development. The Company has developed and patented a substantially pure form of, and a manufacturing process for, the active ingredient in a new, non-sedating antihistamine marketed by Hoechst Marion Roussel, Inc. ("HMRI") as Allegra in the Americas and as Telfast elsewhere. Pursuant to a licensing agreement between the Company and HMRI, the Company has earned $19.3 million in milestones and royalties from HMRI through September 30, 1998 and is entitled to receive ongoing royalties based upon a percentage of sales of the product.

  The pace of drug discovery has accelerated significantly in recent years. Fueled by advances in disciplines such as molecular biology, genomics and high-throughput screening, opportunities to develop therapeutics for previously unmet or undermet medical needs are greater than ever before. In addition, pharmaceutical and biotechnology companies are under increasing pressure to quickly deliver new drugs to market. In order to take advantage of these opportunities and to respond to these pressures, many pharmaceutical companies have augmented their internal research and development capacity through outsourcing. Similarly, many biotechnology companies, constrained by cost pressures, have elected to outsource rather than develop certain research and development functions in-house. While outsourcing has traditionally been limited to the later stages of drug development, such as clinical trial management and manufacturing, many pharmaceutical and biotechnology companies are utilizing contract chemistry service providers to complement, or in some cases, supplement internal chemistry expertise.

  Chemistry and biology are at the center of the drug discovery and development process, which includes lead discovery, lead optimization, preclinical testing, clinical trials and product commercialization. During the critical discovery phases of this process, chemists and biologists typically work together to prepare and deliver new chemical substances, develop laboratory models of disease, test compounds to identify agents which demonstrate desired activity and finally, create a marketable drug. In recent years, pharmaceutical and biotechnology companies have sought to outsource chemistry services related to lead discovery and lead optimization. Currently, only a few companies provide chemistry services for drug discovery and development. Those that do provide such services have typically focused only on selected portions of the process. Albany Molecular Research believes significant opportunities exist for a company that provides a broad range of outsourced chemistry services.

  Albany Molecular Research is one of the first companies to offer a broad range of outsourced chemistry services for drug discovery and development. The Company's service offerings include medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. Medicinal chemists synthesize small quantities of new and potentially patentable compounds for biological testing to assist customers in the lead development and optimization stages of their drug discovery and development efforts. The Company's medicinal chemists use tools such as computational and combinatorial chemistry in conjunction with traditional medicinal chemistry techniques. Chemical development scientists design novel or improved methods, processes and purification techniques suitable for medium to large scale production of a drug candidate. The Company's analytical chemistry services consist of identity and purity testing, method development, validation, stability testing and regulatory documentation and consulting. Albany Molecular Research also provides chemical synthesis and manufacturing services for its customers under cGMP guidelines and has the capacity to produce laboratory scale amounts of compounds.

  The Company's objective is to be the leading provider of comprehensive outsourced chemistry research services to the pharmaceutical and biotechnology industries. Key elements of the Company's business strategy include (i) expanding its range of service offerings, (ii) increasing capacity in each of its service offerings, (iii) expanding the number of service offerings used by each of its customers, (iv) increasing its customer base, and (v) capitalizing on proprietary technology, both by seeking opportunities to obtain contractual terms with its customers which may entitle the Company to milestones and/or royalties and by independently identifying and developing possible proprietary compounds or processes.

                                ----------------

  The Company was incorporated under the laws of New York on June 20, 1991 and will be reincorporated by merger under the laws of Delaware immediately prior to the effectiveness of this offering. The Company's principal executive offices are located at 21 Corporate Circle, Albany, New York 12203, and its telephone number is (518) 464-0279.

                                  THE OFFERING

Common Stock offered by the Company............. 2,200,000 shares
Common Stock to be outstanding after the
 offering(1).................................... 12,215,224 shares
Use of Proceeds................................. To repay a portion of indebtedness, for additional capital expenditures and for
                                                 working capital and other general
                                                 corporate purposes, including possible
                                                 acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......... AMRI

----------

(1) Excludes: (i) 1,866,006 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.47 per share as of November 30, 1998; and (ii) 1,379,771 and 300,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Stock Option and Incentive Plan (the "1998 Stock Plan") and the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), respectively. Gives effect to the repurchase by the Company on October 28, 1998 of a total of 1,131,903 shares of Common Stock from the Company's former chief financial officer and a trust for the benefit of his family for an aggregate purchase price of approximately $9.9 million (the "Share Repurchase"). See "Management--Executive Officers, Directors and Key Employees," "--Employee Stock and Other Benefit Plans--1998 Stock Option and Incentive Plan," "--1992 Stock Option Plan," "--1998 Employee Stock Purchase Plan" and "Certain Transactions."

                                ----------------

  Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been adjusted to reflect (i) a 2.25-for-1 stock split of the Common Stock to be effective immediately prior to the effectiveness of this offering; (ii) the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), into 45,000 shares of Common Stock, immediately prior to completion of this offering; (iii) the Company's reincorporation by merger in Delaware to be effective prior to the effectiveness of this offering; and (iv) the amendment and restatement of the Company's Certificate of Incorporation in connection with this offering. Unless the context otherwise requires, all references to "Albany Molecular Research" or the "Company" mean Albany Molecular Research, Inc., together with its subsidiary.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NINE MONTHS
                                                                    ENDED
                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                     ------------------------  ----------------
                                      1995    1996     1997     1997     1998
                                     ------- -------  -------  -------  -------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net contract revenue...............  $ 2,959 $ 5,261  $ 8,104  $ 5,819  $ 9,649
Cost of contract revenue...........    1,350   2,835    4,334    3,126    5,320
                                     ------- -------  -------  -------  -------
Gross profit from contract
 revenue...........................    1,609   2,426    3,770    2,693    4,329
Licensing fees, milestones and roy-
 alties, net.......................      --      900    2,278    2,251   14,212
Operating expenses:
 Research and development..........       37     245      627      443      535
 Selling, general and
  administrative...................      882   1,219    2,246    1,401    3,162
                                     ------- -------  -------  -------  -------
  Total operating expenses.........      919   1,464    2,873    1,844    3,697
                                     ------- -------  -------  -------  -------
Income from operations.............      690   1,862    3,175    3,100   14,844
Other income (expense):
 Interest income (expense), net....       37     (11)     (13)     (24)     116
 Other non-operating income
  (expense), net...................        5      20      (26)     (15)       4
                                     ------- -------  -------  -------  -------
  Total other income (expense).....       42       9      (39)     (39)     120
                                     ------- -------  -------  -------  -------
Income before income taxes.........      732   1,871    3,136    3,061   14,964
Income tax expense.................      252     637      947      922    5,664
                                     ------- -------  -------  -------  -------
Net income.........................  $   480 $ 1,234  $ 2,189  $ 2,139  $ 9,300
                                     ======= =======  =======  =======  =======
Basic earnings per share...........  $  0.05 $  0.12  $  0.20  $  0.20  $  0.86
Diluted earnings per share.........  $  0.04 $  0.10  $  0.18  $  0.18  $  0.76
Weighted average common shares
 outstanding, basic................   10,263  10,706   10,761   10,759   10,842
Weighted average common shares
 outstanding, diluted..............   11,289  11,786   12,014   11,947   12,254

                                                            SEPTEMBER 30, 1998
                                                          ----------------------
                                                                    PRO FORMA
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................ $ 2,831    $25,723
Working capital..........................................   8,712     31,604
Total assets.............................................  25,790     48,682
Long-term debt, less current maturities..................   5,138      2,122
Total shareholders' equity...............................  16,316     42,224

----------

(1) Adjusted to give effect (i) to the Share Repurchase and (ii) to the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $18.00 per share and the receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Note 15 of Notes to Consolidated Financial Statements.

  The results for the interim periods are not necessarily indicative of the results for the full fiscal year.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus. Except for the historical information contained herein, the discussion contained in this Prospectus contains "forward-looking statements" that involve risk and uncertainties. The Company's actual results could differ materially from those discussed in this Prospectus. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

  Competitive Market for Experienced Scientists. The Company's future success will depend to a significant extent on its ability to attract, retain and motivate highly skilled chemists and other scientists. The Company's ability to maintain, expand or renew existing engagements with its customers, enter into new engagements and provide additional services to its existing customers depends, in large part, on its ability to hire and retain scientists with the skills necessary to keep pace with continuing changes in drug discovery and development technologies. The Company believes that there is a shortage of, and significant competition for, scientists with the skills and experience in chemistry necessary to perform the services offered by the Company. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and research and academic institutions for new personnel. The inability to hire additional qualified personnel may materially adversely affect the Company's future growth. In addition, the Company's inability to hire additional qualified scientists may require an increase in the level of responsibility for both existing and new personnel. There can be no assurance that the Company will be successful in attracting, retaining or motivating its scientific personnel. Failure to attract, retain or motivate such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

  Dependence on Pharmaceutical and Biotechnology Industries and Clients; Risk of Cost Overruns. The Company has benefitted to date from the increasing trend of pharmaceutical and biotechnology companies to outsource chemical research and development projects. A reversal or slowing of this trend could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's contract revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company's operations could be materially adversely affected by general economic downturns in its clients' industries, the impact of the current trend toward consolidation in the pharmaceutical industry or any decrease in research and development expenditures. In addition, historically, a substantial portion of the Company's revenue has been derived from contracts with a limited number of significant customers. For the year ended December 31, 1997, net contract revenue from the Company's three largest customers represented approximately 29%, 11% and 9% of total net contract revenue, respectively. For the nine months ended September 30, 1998, net contract revenue from the Company's three largest customers represented approximately 18%, 17% and 15% of total net contract revenue, respectively. The Company's contracts generally are terminable upon 30, 60 or 90 days' notice by the customer. The Company's contracts may be terminated for a number of reasons, many of which may be beyond the Company's control, such as reduction or reallocation of a customer's research and development budget or change in a customer's overall financial condition. The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from such contracts, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's contracts for the provision of its services have a fixed price or are subject to a maximum fee. As a result, the Company bears the risk of cost overruns with respect to such contracts. There can be no assurance that the Company will be able to perform its obligations with respect to any such contracts within the prescribed fixed fees or applicable maximum fees. Significant cost overruns with respect to such contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers."

  Risks Related to the Allegra/Telfast Royalty. Under the terms of a license agreement, the Company has granted HMRI, formerly Marion Merrell Dow Inc., an exclusive, worldwide license in exchange for milestones and royalties to use the Company's patents relating to fexofenadine HCl, which is the active ingredient in a new, non-sedating antihistamine marketed and sold by HMRI as a prescription medicine. Fexofenadine HCl is marketed under the brand name Allegra in the Americas and under the brand name Telfast elsewhere. For the year ended December 31, 1997, the Company's milestones and royalties from fexofenadine HCl were $2.5 million, or 23.8% of the Company's aggregate net contract revenue plus other operating revenue, and for the nine months ended September 30, 1998, the Company's milestones and royalties from fexofenadine HCl were $15.6 million, or 60.4% of the Company's aggregate net contract revenue plus other operating revenue. The Company's milestones and royalties from fexofenadine HCl for the nine months ended September 30, 1998 include $3.0 million in non-recurring milestone payments and $4.4 million in royalties related to prior periods and as a result such milestone payments and royalties may not be indicative of future amounts earned under the license agreement with HMRI. In particular, no further milestone payments are required under the agreement. The Company does not participate in the manufacturing, marketing or sale of fexofenadine HCl by HMRI and relies entirely on the efforts of HMRI to manufacture, market and sell this product. There can be no assurance that HMRI will continue to be successful in marketing and selling fexofenadine HCl, that fexofenadine HCl will continue to receive market acceptance or that the Company will continue to receive significant royalties from HMRI in accordance with the license agreement. In addition, there can be no assurance that a comparable or superior antihistamine to fexofenadine HCl will not be developed or that fexofenadine HCl will not be found to have unintended side effects which could cause the United States Food and Drug Administration (the "FDA") or other government regulatory authorities to require that HMRI withdraw fexofenadine HCl from the market in the U.S. or other countries or could adversely affect market acceptance of fexofenadine HCl. The failure of fexofenadine HCl to be marketed successfully, to continue to receive market acceptance or to generate significant royalties would have a material adverse effect on the Company's business, financial condition and results of operations. In the event any of the Company's patents relating to fexofenadine HCl are subjected to successful challenge, royalties under the license agreement would be materially and adversely affected. See "--Proprietary Technology; Unpredictability of Patent Protection" and "Business--Allegra/Telfast Royalty and Licensing Agreement."

  Proprietary Technology; Unpredictability of Patent Protection. The Company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical, medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. There can be no assurance that any patent applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will not be circumvented by others. In the event a third party has also filed one or more patent applications for inventions which conflict with those of the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office (the "PTO") to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the inventions and the loss of any right to use the inventions. Even if the eventual outcome is favorable to the Company, such proceedings could result in substantial cost to the Company. The filing and prosecution of patent applications, litigation to establish the validity and scope of patents, assertion of patent infringement claims against others and the defense of patent infringement claims by others can be expensive and time consuming. There can be no assurance that in the event that any claims with respect to any of the Company's patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause the Company to lose exclusivity afforded by the disputed rights. If a third party is found to have rights covering products or processes used by the Company, the Company could be forced to cease using the technologies covered by such rights, could be subject to significant liability to such third party, and could be required to license technologies from such third party. Furthermore, even if the Company's patents are determined to be valid, enforceable, and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with the Company and its licensees using the resulting alternative technology. See "Business--Patents and Proprietary Rights."

  Management of Growth and Expansion. The Company's operations have grown rapidly and substantially in recent years. Such growth has placed and will continue to place a significant strain on the Company's operational, human and financial resources. The Company's ability to compete effectively will depend, in large part, upon its ability to hire, train and assimilate additional management, professional, scientific and technical operating personnel and its ability to expand, improve and effectively utilize its operating, management, marketing and financial systems to accommodate its expanded operations. The physical expansion of the Company's facilities to accommodate future growth may lead to significant costs and divert management and business development resources. The failure by the Company's management to effectively anticipate, implement and manage the changes required to sustain the Company's growth may have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Key Personnel. The Company's performance is highly dependent on the principal members of its senior management and scientific staff, including, in particular, Dr. Thomas E. D'Ambra, the Company's Chairman and Chief Executive Officer, Dr. Donald E. Kuhla, the Company's President and Chief Operating Officer, Dr. Harold Meckler, the Company's Vice President, Chemical Development, and Dr. Michael P. Trova, the Company's Vice President, Medicinal Chemistry. Moreover, the responsibilities of the Company's senior management and scientific staff have recently increased since the departure in October 1998 of the Company's chief financial officer. The Company is actively seeking to hire a permanent chief financial officer. Although the Company has entered into agreements containing non-competition restrictions with its senior scientific and management personnel and into employment agreements with Drs. D'Ambra, Kuhla, Meckler and Trova, the Company does not have employment agreements with all of its key personnel. No assurance can be given that the Company will be able to retain such personnel or attract and retain a new chief financial officer on a timely basis. The Company maintains key person life insurance on Dr. D'Ambra. The loss of one or more members of the Company's senior management or scientific staff, or the Company's inability to hire a permanent chief financial officer on a timely basis, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees," "Management--Executive Officers, Directors and Key Employees" and "Certain Transactions."

  Competition. The Company faces competition based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and research and academic institutions. Many of these competitors have greater financial and other resources and more experience in research and development than the Company. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

  Historically, pharmaceutical companies have maintained close control over their research and development activities, including the synthesis, screening and optimization of chemical compounds and the development of chemical processes. Many of these companies, which represent a significant potential market for the Company's products and services, are developing or already possess in-house technologies and services offered by the Company. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company provides services either independently or through collaborative efforts.

  The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company's services and expertise may be rendered obsolete or uneconomical by technological advances or novel approaches developed by one or more of the Company's competitors. The existing approaches of the Company's competitors or new approaches or technologies developed by the Company's competitors may be more effective than those developed by the Company. There can be no assurance that the Company's competitors will not develop more effective or more affordable technologies or services, thus rendering the Company's technologies and/or services obsolete, uncompetitive or uneconomical. There can be no assurance that the Company will be able to compete successfully with existing or potential competitors or that competitive factors will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Competition."

  Variation in Quarterly Operating Results; Seasonality. The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Quarterly operating results can fluctuate as a result of a number of factors, including the commencement, delay, cancellation or completion of contracts; risks associated with fixed price contracts; the mix of services provided; seasonal slowdowns; the timing of start-up expenses for new services and facilities; and the timing and integration of acquisitions. In particular, quarterly fluctuations in the Company's royalty revenue relating to fexofenadine HCl, an anti-histamine subject to seasonal demand, may produce stronger fluctuations in the Company's results of operations than those which have occurred over prior periods. The Company believes that quarterly comparison of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the Common Stock in a manner unrelated to the longer term operating performance of the Company. See "--Absence of Public Trading Market; Offering Price; Possible Volatility of Future Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

  Limited Marketing Experience; Expansion of Sales Activities. To date, the Company has sold its services and products primarily through the efforts of the Company's senior management. The Company anticipates that it will need to retain additional sales and marketing personnel and expand its sales and marketing activities in order to achieve significant long-term growth. There can be no assurance that the Company will be able to build and maintain an efficient and effective sales and marketing organization or that such an organization will be successful in attracting new customers. The failure to build a successful sales organization could have a material adverse effect on the Company's business, financial condition and results of operations.

  Potential Liability and Risks of Operations. The Company develops, tests and, to a very limited extent, manufactures pharmaceutical products intended for use in humans. Such activities could expose the Company to the risk of liability for personal injury or death to persons using such products, although the Company does not manufacture in bulk, market or sell such products. No assurance can be given that the Company will not be required to pay damages or incur defense costs in connection with any such claim. In addition, the Company could be held liable for errors and omissions in connection with the services it performs. The Company currently maintains product liability and errors and omissions insurance with respect to these risks. No assurance can be given that such insurance will be adequate or can be maintained at acceptable costs or at all. The failure of such insurance policies to protect the Company from such claims or liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

  All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with current Good Manufacturing Practices ("cGMP") guidelines as established by the FDA. The Company's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with cGMP requirements. Failure on the part of the Company to comply with applicable requirements could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. A finding that the Company had materially violated cGMP requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of the Company's facilities which would materially and adversely affect the Company's business, financial condition and results of operations.

  Risk of Interruption of Operations. The Company's results of operations are dependent upon the continued use of its highly specialized laboratories and equipment. The Company's operations are primarily concentrated in a single facility in Albany, New York. Although the Company has contingency plans in effect for certain natural disasters, as well as other unforeseen events which could damage the Company's laboratories or equipment, no assurance can be given that any such events will not materially interrupt the Company's business. The Company maintains business interruption insurance to cover lost revenues caused by such occurrences. However, such insurance would not compensate the Company for the loss of opportunity and potential adverse impact on relations with existing customers created by an inability to complete its customer contracts in a timely manner.

  Risks Associated with Acquisitions. The Company from time to time reviews potential acquisition candidates in the ordinary course of its business. No assurance can be given that acquisition candidates will be available or will be available on terms and conditions acceptable to the Company. Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in connection with the consummation of such acquisitions by the Company and the subsequent assimilation of the operations, personnel and services or products of the acquired companies, the difficulty of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies may also involve the additional risks of assimilating differences in business practices and overcoming language barriers. To date, the Company has grown entirely through internal expansion, and there can be no assurance that any acquisition will be identified or completed or, if completed, will be successfully integrated into the Company's operations. The Company presently has no agreements or commitments with respect to any acquisition.

  Broad Management Discretion in Use of Proceeds. The principal purposes of the offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds from the offering to repay a portion of its indebtedness, for additional capital expenditures and for working capital and other general corporate purposes. The Company has not, however, identified specific uses for a significant portion of the net proceeds of the offering. Accordingly, the Company's management will have significant flexibility in applying the net proceeds of the offering. Although the Company has no plans, commitments or agreements with respect to any material acquisitions as of the date of this Prospectus, the Company may seek acquisitions of businesses, products or technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. See "Use of Proceeds."

  Potential Adverse Impact of Pharmaceutical and Health Care Reform. The Company expects that a substantial portion of its contract revenues in the foreseeable future will be derived from services provided to the pharmaceutical and biotechnology industries. Accordingly, the Company's future success is directly dependent upon the success of the companies within those industries and their continued demand for the Company's services. The levels of revenues and profitability of pharmaceutical and biotechnology companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. For example, in certain foreign markets pricing or profitability of pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. It is uncertain what legislative proposals may be adopted or what actions federal, state or private third party payors for health care goods or services may take in response to any health care reform proposals or legislation. To the extent that such proposals or reforms have a material adverse effect on the businesses, financial condition, results of operations and profitability of pharmaceutical and biotechnology companies that are actual or prospective customers for the Company's services and products, the Company's business, financial condition and results of operations could be materially and adversely affected.

  Potential Liability Regarding Hazardous Materials. The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations related to the handling or disposal of such materials or waste products in the future, which could have a material adverse effect on the Company's business, financial condition or results of operations.

  Effective Control by Principal Stockholders. After giving effect to the sale of the shares of Common Stock offered hereby, Thomas E. D'Ambra, the Company's Chairman and Chief Executive Officer, and Chester J. Opalka, the Company's Vice President, Senior Research Chemist and a Director, will beneficially own in the aggregate approximately 53.1% (51.7% assuming exercise of the Underwriters' over-allotment option in full) of the outstanding Common Stock. As a result, these stockholders will be able to exert significant influence over the outcome of fundamental corporate transactions requiring stockholder approval, including, but not limited to, mergers and sales of assets and the election of the members of the Company's Board of Directors. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders" and "Shares Eligible for Future Sale."

  Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. In addition to the 2,200,000 shares of Common Stock offered hereby, up to approximately 9,979,561 shares of Common Stock owned by current stockholders of the Company will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), at various times beginning 90 days after the date of this Prospectus. All executive officers and directors and stockholders of the Company, who in the aggregate will hold 9,953,199 shares of Common Stock and options to purchase 1,787,976 shares of Common Stock, have agreed, pursuant to certain Lock-up Agreements (the "Lock-up Agreements"), that until 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant an option to purchase, make a distribution of, or otherwise dispose of, any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, otherwise than (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing as a condition precedent to such gift or gifts to be bound by the terms of the Lock-up Agreements, or (ii) with the prior written consent of ING Baring Furman Selz LLC. Sales of substantial amounts of Common Stock (including shares issued in connection with future acquisitions which may be issued with registration rights), or the availability of such shares for sale, may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to obtain additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

  Absence of a Public Trading Market; Offering Price; Possible Volatility of Future Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active market will develop or be sustained following the consummation of this offering. Consequently, the offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the several Underwriters based on several factors and will not necessarily reflect the market price of the Common Stock after this offering or the price at which the Common Stock may be sold in the public market after this offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. Following the completion of this offering, the trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, changes in earnings estimates by analysts, material announcements by the Company or its competitors, governmental regulatory action, or other events or factors, many of which are beyond the Company's control. The stock market has experienced extreme price and volume fluctuations which have affected market prices of smaller capitalization companies and which often have been unrelated to the operating performance of such companies. In addition, the Company's operating results in future quarters may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. See "Underwriting."

  Computer Systems and Year 2000 Issues. The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the application year of business transactions. The Company's independent information technology consultant has conducted a comprehensive assessment of the Company's computer systems to identify the systems that could be affected by the Year 2000, and has determined that no material changes are required for the Company's computer systems to be Year 2000 compliant. As such, the Company believes that, based upon currently available information, it will incur no material costs associated with becoming Year 2000 compliant. The Company is seeking to confirm the Year 2000 readiness of its material customers (such as Astra AB and Eli Lilly and Company), its key licensees (such as HMRI) and its material vendors. Failure of the Company, its software providers or the Company's customers or vendors to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise materially and adversely affect the Company's business, financial condition and results of operations.

  Dividend Policy. The Company has not declared cash dividends on its Common Stock since its inception and the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Under Delaware law, the Company is permitted to pay dividends only out of its surplus, or, if there is no surplus, out of its net profits. Although the Company's current credit facility permits the Company to pay cash dividends, the payment of cash dividends may be prohibited under agreements governing debt which the Company may incur in the future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

  Anti-takeover Provisions. Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-Laws (the "By-Laws"), certain sections of the Delaware General Corporation Law, and the ability of the Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which stockholders may deem to be in their best interests). Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of stockholder voting by written consent, the removal of directors only for cause, the vesting of exclusive authority in the Board of Directors to determine the size of the Board of Directors and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Board of Directors (except as otherwise required by law) to call special meetings of stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Board of Directors. These provisions, and the ability of the Board of Directors to issue preferred stock without further action by stockholders, could delay or limit the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to stockholders, and also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interests of stockholders. The Company will be subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of the Company's Common Stock. See "Description of Capital Stock--Certain Provisions of Certificate of Incorporation and By-laws" and "--Statutory Business Combination Provision."

  Immediate and Substantial Dilution. Purchasers of the Common Stock in this offering will incur immediate and substantial dilution in the pro forma net tangible book value per share of Common Stock. At an assumed initial public offering price of $18.00 per share, investors in this offering will incur dilution of $14.83 per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to investors participating in this offering. Moreover, there can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case the Company may seek to raise such additional funds through public or private equity financing or from other sources. Any such financing may result in additional dilution to the Company's stockholders. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $18.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by the Company, are estimated to be $35.8 million ($41.4 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds as follows: (i) approximately $7.9 million will be used to repay indebtedness incurred in connection with the Share Repurchase; (ii) approximately $5.0 million will be used to repay a portion of the Company's outstanding indebtedness under its existing credit facility with Fleet Bank, N.A. (the "Credit Facility"), including fees and accrued and unpaid interest; and (iii) the balance will be used for additional capital expenditures and for working capital and other general corporate purposes. The Company's outstanding indebtedness under the Credit Facility, which will be partially repaid with a portion of the proceeds of this offering, was incurred to finance the expansion of the Company's facilities. The Company routinely evaluates potential acquisitions of businesses and products that would complement or expand the Company's business. The Company may use a portion of the net proceeds from this offering for one or more acquisitions; however, it currently has no commitments or agreements with respect to such transactions. Pending such use, the balance of the net proceeds will be invested in short-term, investment grade, interest bearing obligations.

  The Credit Facility consists of a $15 million, three-year, revolving line of credit, which thereafter converts into a five-year term loan. The Credit Facility will expire in July 2006. As of November 30, 1998, the Company had an aggregate outstanding principal balance of $7.0 million under the Credit Facility. Amounts outstanding under the Credit Facility bear interest at variable rates which are based upon, at the option of the Company, the lender's prime rate or LIBOR. The interest rate on such indebtedness at November 30, 1998 was approximately 5.78% per annum. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has not declared any cash dividends on its Common Stock since its inception. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying cash dividends in the foreseeable future. Under Delaware law, the Company is permitted to pay dividends only out of its surplus, or, if there is no surplus, out of its net profits. Although the Company's current Credit Facility permits the Company to pay cash dividends, the payment of cash dividends may be prohibited under agreements governing debt which the Company may incur in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1998 (i) on an actual basis, (ii) on a pro forma basis to give effect to the Share Repurchase, and (iii) on a pro forma as adjusted basis to give effect to the Share Repurchase and the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $18.00 per share and the receipt and application by the Company of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                                                    SEPTEMBER 30, 1998
                                           ------------------------------------
                                                                   PRO FORMA,
                                           ACTUAL  PRO FORMA(1)  AS ADJUSTED(2)
                                           ------ -------------- --------------
                                                  (IN THOUSANDS)
Current maturities of long-term debt(3)... $   82    $ 1,669        $    82
Long-term debt, net of current
 maturities(3)............................  5,138     13,471          2,122
  Series A Convertible Preferred Stock,
   par value $0.01 per share: 100,000
   shares authorized, issued and
   outstanding, actual and pro forma; no
   shares authorized, issued or
   outstanding, pro forma as adjusted.....      1          1            --
  Preferred Stock, par value $0.01 per
   share: 900,000 shares authorized, no
   shares issued or outstanding, actual;
   2,000,000 shares authorized, no shares
   issued or outstanding, pro forma and
   pro forma as adjusted..................    --         --             --
  Common Stock, par value $0.01 per share:
   10,000,000 shares authorized,
   10,900,444 shares issued and
   outstanding, actual; 9,969,099 shares
   issued and outstanding and 1,131,903
   shares issued but not outstanding, pro
   forma; 50,000,000 shares authorized,
   12,214,099 shares issued and
   outstanding, pro forma as adjusted(4)..    109        111            122
  Additional paid-in capital..............  2,952      3,092         28,848
  Accumulated other comprehensive income..     70         70             70
  Retained earnings....................... 13,184     13,184         13,184
  Treasury stock, at cost.................    --     (10,062)           --
                                           ------    -------        -------
      Total shareholders' equity.......... 16,316      6,396         42,224
                                           ------    -------        -------
Total capitalization...................... 21,536     21,536         44,428
                                           ======    =======        =======

----------

(1) Represents the September 30, 1998 balances after giving effect to (i) the Share Repurchase, (ii) the incurrence of $2.0 million of indebtedness under the Company's Credit Facility to fund the initial payment for the Share Repurchase, and (iii) the issuance of promissory notes in the aggregate principal amount of $7.9 million to finance the remainder of the Share Repurchase. See Note 15 of Notes to Consolidated Financial Statements.

(2) The pro forma as adjusted column gives effect to (i) the Share Repurchase and related transactions described in Note 1 above, (ii) the conversion of the Series A Convertible Preferred Stock into Common Stock and (iii) the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $18.00, net of underwriting discount and estimated offering expenses, and the receipt and application by the Company of the estimated net proceeds therefrom as described in "Use of Proceeds."

(3) See Note 3 of Notes to Consolidated Financial Statements for information concerning long-term debt obligations.

(4) Excludes: (i) 2,055,314 shares of Common Stock issuable upon exercise of outstanding stock options as of the balance sheet date of which 200,558 have been issued upon exercise of stock options subsequent to the balance sheet date; (ii) 1,379,771 additional shares of Common Stock available for future grants under the 1998 Stock Plan; and (iii) 300,000 additional shares of Common Stock available for future sales under the Purchase Plan. See "Management--Employee Stock and Other Benefit Plans--1998 Stock Option and Incentive Plan," "--1992 Stock Option Plan" and "--1998 Employee Stock Purchase Plan." The numbers of issued and outstanding shares of Common Stock have been adjusted to give effect to a 2.25-for-1 stock split to be completed immediately prior to the effectiveness of this offering. At such time, the number of authorized shares of Common Stock will be increased to 50,000,000.

                                   DILUTION

  The net tangible book value of the Common Stock as of September 30, 1998 was approximately $15.9 million or $1.45 per share. The adjusted pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding, including all outstanding stock grants and the conversion of the Series A Preferred Stock into Common Stock and excluding all outstanding stock options and gives effect to the Share Repurchase. After giving effect to the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $18.00 per share and the receipt and application by the Company of the net proceeds therefrom, the adjusted pro forma net tangible book value of the Common Stock as of September 30, 1998 would have been approximately $38.8 million or $3.17 per share. This represents an immediate increase in pro forma net tangible book value of $1.72 per share to existing shareholders and an immediate dilution of $14.83 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............        $18.00
     Net tangible book value per share ..........................  $1.45
     Increase per share attributable to new investors............  $1.72
   Adjusted pro forma net tangible book value per share after the
    offering.....................................................        $ 3.17
                                                                         ------
   Dilution per share to new investors...........................        $14.83
                                                                         ======

  The following table summarizes, on a pro forma basis as of September 30, 1998 after giving effect to the conversion of all outstanding shares of Series A Preferred Stock, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE PAID
                              NUMBER   PERCENT   AMOUNT    PERCENT     PER SHARE
                            ---------- ------- ----------- ------- ------------------
   Existing
    stockholders(1)........ 10,014,099   82.0% $ 3,007,639    7.1%       $ 0.30
   New investors...........  2,200,000   18.0   39,600,000   92.9         18.00
                            ----------  -----  -----------  -----
     Total................. 12,214,099  100.0% $42,607,639  100.0%
                            ==========  =====  ===========  =====

----------

(1) Excludes shares repurchased by the Company in connection with the Share Repurchase.

  The foregoing computations assume no exercise of any outstanding stock options after September 30, 1998 (other than the exercise in connection with the Share Repurchase of options to purchase 200,558 shares of Common Stock) or the Underwriters' over-allotment option. See "Use of Proceeds." As of November 30, 1998, options to purchase 1,866,006 shares of Common Stock were outstanding with a weighted average exercise price of $2.47 per share. To the extent these options or the Underwriters' over-allotment option are exercised, there will be further dilution to new investors. See "Underwriting" for information concerning the Underwriters' over-allotment option.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated statement of operations data for each of the years ended December 31, 1995, 1996 and 1997 and selected consolidated balance sheet data at December 31, 1996 and 1997 are derived from the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent auditors, and are included elsewhere herein. The selected statement of operations data for the years ended December 31, 1993 and 1994 are derived from audited financial statements not included herein. The selected balance sheet data at December 31, 1993, 1994 and 1995, is derived from audited financial statements not included herein. The selected consolidated statement of operations data for the nine month periods ended September 30, 1997 and 1998 and the selected consolidated balance sheet data at September 30, 1998 are derived from unaudited consolidated financial statements also included elsewhere in the Prospectus. The unaudited consolidated financial statements for such nine month periods have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position and consolidated results of operations for these periods. The consolidated results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results for the year ending December 31, 1998 or any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included herein.

                                                                   NINE MONTHS
                                                                      ENDED
                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                           -------------------------------------  --------------
                            1993    1994    1995   1996    1997    1997    1998
                           ------  ------  ------ ------  ------  ------  ------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net contract revenue.....  $1,071  $1,116  $2,959 $5,261  $8,104  $5,819  $9,649
Cost of contract
 revenue.................     818     742   1,350  2,835   4,334   3,126   5,320
                           ------  ------  ------ ------  ------  ------  ------
Gross profit from
 contract revenue........     253     374   1,609  2,426   3,770   2,693   4,329
Licensing fees,
 milestones and
 royalties, net..........     --      --      --     900   2,278   2,251  14,212
Operating expenses:
 Research and
  development............      54     152      37    245     627     443     535
 Selling, general and
  administrative ........     225     253     882  1,219   2,246   1,401   3,162
                           ------  ------  ------ ------  ------  ------  ------
 Total operating
  expenses...............     279     405     919  1,464   2,873   1,844   3,697
                           ------  ------  ------ ------  ------  ------  ------
Income (loss) from
 operations..............     (26)    (31)    690  1,862   3,175   3,100  14,844
Other income (expense):
 Interest income
  (expense), net.........     (13)    (30)     37    (11)    (13)    (24)    116
 Other non-operating
  income (expense), net..     --      --        5     20     (26)    (15)      4
                           ------  ------  ------ ------  ------  ------  ------
 Total other income
  (expense)..............     (13)    (30)     42      9     (39)    (39)    120
                           ------  ------  ------ ------  ------  ------  ------
Income (loss) before
 income taxes............     (39)    (61)    732  1,871   3,136   3,061  14,964
Income tax expense
 (benefit)...............      (4)    (48)    252    637     947     922   5,664
                           ------  ------  ------ ------  ------  ------  ------
Net income (loss)........  $  (35) $  (13) $  480 $1,234  $2,189  $2,139  $9,300
                           ======  ======  ====== ======  ======  ======  ======
Basic earnings (loss) per
 share...................  $  --   $  --   $ 0.05 $ 0.12  $ 0.20  $ 0.20  $ 0.86
Diluted earnings (loss)
 per share...............  $  --   $  --   $ 0.04 $ 0.10  $ 0.18  $ 0.18  $ 0.76
Weighted average common
 shares outstanding,
 basic...................   8,422   8,856  10,263 10,706  10,761  10,759  10,842
Weighted average common
 shares outstanding,
 diluted.................   8,687   9,234  11,289 11,786  12,014  11,947  12,254

                                         DECEMBER 31,
                              ----------------------------------- SEPTEMBER 30,
                               1993   1994   1995   1996   1997       1998
                              ------ ------ ------ ------ ------- -------------
CONSOLIDATED BALANCE SHEET
 DATA:
Cash and cash equivalents...  $  179 $   45 $   35 $1,260 $ 1,262    $ 2,831
Working capital.............     284     87  2,171  3,011   4,407      8,712
Total assets................   1,044  1,059  5,108  8,501  10,629     25,790
Long-term debt, less current
 maturities.................     258    204    748  2,375   1,776      5,138
Total shareholders' equity..     578    566  3,156  4,411   6,654     16,316

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth below and under "Business," as well as in this Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth under "Risk Factors," the discussion set forth below and the matters set forth in this Prospectus generally.

OVERVIEW

  The Company was founded in 1991 and its mission has always been to provide a broad range of chemistry services throughout the drug discovery and development process. As the needs of the Company's customers have expanded and chemistry research outsourcing has increased, the Company has expanded its service offerings. In January 1994, the Company added its first cGMP manufacturing facility and in May 1996, the Company added analytical chemistry services. The Company has expanded its facility in Albany, New York, on several occasions and currently is undertaking its largest expansion to date, which it expects to be completed by January 1999.

  Net contract revenue consists primarily of fees earned under contracts with third party customers, net of reimbursed expenses. Reimbursed expenses consist of laboratory supplies, chemicals and other costs reimbursed by customers and, in accordance with industry practice, are included in contract revenue. Reimbursed expenses vary from contract to contract. Accordingly, the Company views net contract revenue as its primary measure of revenue growth rather than licensing fees and royalties, which are dependent upon the Company's licensees' sales. In general, the Company provides services to customers on
(i) a full-time equivalent ("FTE") basis that establishes the number of FTEs contracted for a project, the duration of the contract period, the fixed price per FTE, plus an allowance for out-of-pocket expenses which may or may not be incorporated in the FTE rate, (ii) a time and materials ("T&M") basis under which the Company charges its customers based on an hourly rate plus out-of-pocket expenses or (iii) to a limited extent, a fixed price basis. Typically, FTE and T&M contracts are entered into for two to three year periods and fixed price contracts are entered into for much shorter periods of time (generally two to six months). Because the Company's fixed price contracts relate to projects that are generally limited in scope and such contracts are of generally short duration, the Company has not historically experienced cost overruns under such contracts which have had a material adverse effect on the Company's results of operations. To the extent the Company were to experience cost overruns under a particular fixed price contract, the profitability of such contract would be adversely affected and, if that fixed price contract were material to the Company, such overruns could have a material adverse effect on the Company's results of operations for the period during which the contract was performed. FTE and T&M contracts provide for annual adjustments in billing rates for the scientists assigned to the contract. Generally, the Company's contracts may be terminated by the customer upon 30, 60 or 90 days' prior notice. The Company recognizes contract revenue on a percentage-of-completion or per diem basis. Cost of revenue consists primarily of compensation and associated fringe benefits for employees and other direct project related costs.

  Net licensing fees, milestones and royalties consist of licensing fees, milestones and royalties net of technology incentive award expense incurred under the Company's Technology Development Incentive Plan. The Company maintains a Technology Development Incentive Plan, the purpose of which is to stimulate and encourage novel innovative technology development, which allows eligible participants to share in awards based on ten percent (10%) of the net revenue earned by the Company relating to patented technology with respect to which the eligible participant is named as an inventor.

  The Company earns royalties from HMRI under a license agreement based on sales of fexofenadine HCl, marketed as Allegra in the Americas and as Telfast elsewhere. Although the Company entered into the license agreement with HMRI in 1995, the Company began to recognize royalty revenue related to U.S. sales under that agreement in February 1998, due to the significant time taken for issuance of the Company's patents and the resolution of related patent interference claims. Royalty payments are due within 45 days after the end of a calendar quarter and determined based on such quarter's sales.

  Research and development expense consists of payments in connection with collaborations with academic institutions, compensation and benefits for scientific personnel for work performed on proprietary research projects and costs of supplies and chemicals related thereto. Selling, general and administrative expense consists of compensation and related fringe benefits for marketing and administrative employees, professional services, marketing costs and all costs related to facilities and information services, which are based on contract revenue in each quarter.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain consolidated statement of operations data as a percentage of net contract revenue:

                                                                  NINE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                      -------------------------  --------------
                                       1995     1996     1997     1997    1998
                                      -------  -------  -------  ------  ------
   Net contract revenue.............    100.0%   100.0%   100.0%  100.0%  100.0%
   Cost of revenue..................     45.6     53.9     53.5    53.7    55.1
                                      -------  -------  -------  ------  ------
   Gross profit.....................     54.4     46.1     46.5    46.3    44.9
   Licensing fees, milestones and
    royalties, net..................      --      17.1     28.1    38.7   147.2
   Operating expenses:
    Research and development........      1.3      4.7      7.7     7.6     5.5
    Selling, general and
     administrative.................     29.8     23.2     27.7    24.1    32.8
                                      -------  -------  -------  ------  ------
    Total operating expenses........     31.1     27.9     35.4    31.7    38.3
                                      -------  -------  -------  ------  ------
   Income from operations...........     23.3     35.4     39.2    53.3   153.8
   Other income (expense):
    Interest income (expense), net..      1.3     (0.2)    (0.2)   (0.5)    1.2
    Other non-operating income (ex-
     pense), net....................      0.2      0.4     (0.3)   (0.2)    0.1
                                      -------  -------  -------  ------  ------
    Total other income (expense)....      1.5      0.2     (0.5)   (0.7)    1.3
                                      -------  -------  -------  ------  ------
   Income before income taxes.......     24.8     35.5     38.7    52.6   155.1
   Income tax expense...............      8.5     12.1     11.7    15.8    58.7
                                      -------  -------  -------  ------  ------
   Net income.......................     16.3%    23.4%    27.0%   36.8%   96.4%
                                      =======  =======  =======  ======  ======

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

  Net contract revenue. Net contract revenue increased 65.8% to $9.6 million in the first nine months of 1998 from $5.8 million in the first nine months of 1997. The increase was due principally to the performance of a greater number of projects under contract, primarily for medicinal and chemical development services, which were enabled through an increase in the number of scientific staff to 74 at September 30, 1998 from 51 at September 30, 1997.

  Gross profit. Gross profit increased 60.7% to $4.3 million in the first nine months of 1998 from $2.7 million in the first nine months of 1997. Gross profit remained relatively constant as a percentage of net contract revenue.

  Licensing fees, milestones and royalties, net. Net licensing fees, milestones and royalties increased to $14.2 million in the first nine months of 1998 from $2.3 million in the first nine months of 1997. As a result of the February 1998 PTO decision, the Company met all prerequisites of the licensing agreement with HMRI and recognized and received in the first three months of 1998 milestone payments and royalties on all sales of fexofenadine HCl in the United States from November 26, 1996, the date of patent issuance, through

December 31, 1997. The Company recognized $9.6 million in royalties on all sales of fexofenadine HCl in the United States for the first nine months of 1998. All licensing fees, milestones and royalties associated with the HMRI license are subject to the Technology Development Incentive Plan. The Company's milestones and royalties from fexofenadine HCl for the nine months ended September 30, 1998 include $3.0 million in non-recurring milestone payments and $4.4 million in royalties related to prior periods and, as a result, such milestone payments and royalties may not be indicative of future amounts earned under the license agreement with HMRI. In particular, no further milestone payments are required under the agreement.

  Research and development. Research and development expense increased to $535,000 in the first nine months of 1998 from $444,000 in the first nine months of 1997. The increase was due primarily to expenses related to biological assay study agreements with third parties pertaining to the Company's proprietary research programs which commenced in February 1997 and July 1997, respectively.

  Selling, general and administrative. Selling, general and administrative expense increased 125.9% to $3.2 million for the first nine months of 1998 from $1.4 million in the first nine months of 1997 and represented 32.8% of net contract revenue for the first nine months of 1998 compared to 24.1% for the first nine months of 1997. The increase was due to a general increase in administrative and marketing staff to support the expansion of the Company's operations, increased expenses for recruitment of scientists, increased rent expense related to the ongoing expansion of the Company's Albany facility and a one-time expense incurred in the first nine months of 1998 as a result of the Company's partial reimbursement of its landlord for expenses incurred by the landlord in relocating other tenants in order to facilitate the Company's expansion.

  Income tax expense. Income tax expense increased to $5.7 million in the first nine months of 1998 from $922,000 in the first nine months of 1997. The effective rate was 37.9% in the first nine months of 1998 and 30.1% in the first nine months of 1997. The increase in income tax expense was primarily a result of the increase in royalty and licensing fees. The change in the effective income tax rate principally resulted from the utilization of New York State investment tax credits in 1997, and an increase in the minimum effective federal rate from 34.0% to 35.0% due to the fact that the Company's taxable income was in excess of $10 million for the nine months ended September 30, 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Net contract revenue. Net contract revenue increased 54.0% to $8.1 million in 1997 from $5.3 million in 1996. The increase was due principally to the performance of a greater number of contracts, primarily for medicinal and chemical development services, which were enabled through an increase in the number of scientific staff to 43 at December 31, 1997 from 31 at December 31, 1996.

  Gross profit. Gross profit increased 55.4% to $3.8 million in 1997 from $2.4 million in 1996. Gross profit remained relatively constant as a percentage of net contract revenue at 46.5% in 1997 compared to 46.1% in 1996, reflecting a fairly consistent mix of the type of contracts during the two years.

  Licensing fees, milestones and royalties, net. Licensing fees, milestones and royalties, net of the Company's technology incentive award, increased 153.1% to $2.3 million in 1997 from $900,000 in 1996. The increase in net licensing fees, milestones and royalties was due principally to the difference in prescribed milestones due to the Company from HMRI upon the issuance of non-U.S. patents to the Company with respect to fexofenadine HCl in 1997 and 1996. As a result of these patent issuances, the Company became entitled to receive royalties on all sales of fexofenadine HCl in those countries in which these patents were issued.

  Research and development. Research and development expense increased to $627,000 in 1997 from $245,000 in 1996. The increase was due primarily to expenses related to biological assay development study agreements with third parties pertaining to the Company's proprietary research programs, which commenced in February 1997 and July 1997, respectively.

  Selling, general and administrative. Selling, general and administrative expense increased 84.3% to $2.2 million in 1997 from $1.2 million in 1996, and represented 27.7% of net contract revenue in 1997 compared to 23.2% in 1996. The increase was due to a general increase in administrative and marketing staff due to the continued growth of the Company, an increase in executive compensation, higher accruals for incentive compensation, increased recruiting expenditures for scientific staff and an increase in the provision for doubtful accounts.

  Income tax expense. Income tax expense increased to $947,000 in 1997 from $637,000 in 1996. The effective tax rate was 30.2% in 1997 and 34.1% in 1996.
The increase in income tax expense was primarily a result of the increase in licensing fees, milestones and royalties. The change in the effective income tax rate principally resulted from the utilization of New York State investment tax credits in 1997, which were $161,858.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net contract revenue. Net contract revenue increased 77.8% to $5.3 million in 1996 from $3.0 million in 1995. The increase was principally due to the performance of a greater number of projects under contract, primarily for medicinal chemistry and chemical development services, which were enabled through an increase in the number of scientific staff to 31 at December 31, 1996 from 15 at December 31, 1995.

  Gross profit. Gross profit increased 50.8% to $2.4 million in 1996 from $1.6 million in 1995. Gross profit decreased as a percentage of net contract revenue to 46.1% in 1996 from 54.4% in 1995, reflecting an increase in the Company's occupancy expenses in 1996 as a result of the 1996 construction of chemical development and analytical laboratories and a cGMP manufacturing facility, which resulted in higher charges for depreciation, utilities, and rent. Additionally, the Company incurred higher payroll and related costs because of the higher overall compensation required to attract and retain scientific staff.

  Licensing fees, milestones and royalties, net. Net licensing fees, milestones and royalties were $900,000 in 1996. There were no net licensing fees, milestones and royalties in 1995 as licensing fees, milestones and royalties were offset by the technology incentive award. The $200,000 technology incentive award in 1995 was based on a $200,000 licensing fee received from HMRI and the proceeds of a $2.0 million equity investment by HMRI in the Company, net of costs incurred by the Company in connection with the licensed technology. The increase in net licensing fees, milestones and royalties was due to the achievement of the first prescribed milestone upon issuance of the first non-U.S. patent to the Company with respect to fexofenadine HCl in 1996. As a result of this patent issuance, the Company became entitled to receive royalties on all sales of fexofenadine HCl in the country in which the patent was issued.

  Research and development. Research and development expense increased to $245,000 in 1996 from $37,000 in 1995. The increase was primarily due to the initiation of a research collaboration and the commencement of a related biological assay study in February 1996.

  Selling, general and administrative. Selling, general and administrative expense increased 38.1% to $1.2 million in 1996 from $882,000 in 1995, and represented 23.2% of net contract revenue in 1996 compared to 29.8% in 1995. The increase was principally due to an increase in the number of administrative staff due to the continued growth of the Company and increased recruiting expenditures for scientific staff.

  Income tax expense. Income tax expense increased to $637,000 in 1996 from $253,000 in 1995. The effective tax rate was 34.1% in 1996 and 34.5% in 1995.
The increase in income tax expense was primarily a result of the increase in royalty and licensing fees.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth unaudited quarterly consolidated operating results for each of the Company's last ten quarters. This information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

                                                                 QUARTER ENDED
                          --------------------------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                            1996     1996      1996     1997     1997     1997      1997     1998     1998     1998
                          -------- --------- -------- -------- -------- --------- -------- -------- -------- =========
                                                                 (IN THOUSANDS)
Net contract revenue....   $1,417   $1,373    $1,181   $1,509   $2,099   $2,211    $2,284   $2,873   $3,091   $3,685
Cost of revenue.........      609      748     1,055      928    1,025    1,173     1,208    1,508    1,744    2,068
                           ------   ------    ------   ------   ------   ------    ------   ------   ------   ------
Gross profit from
 contract revenue.......      808      625       126      581    1,074    1,038     1,076    1,365    1,347    1,617
Licensing fees,
 milestones and
 royalties, net.........      --       --        900      --       450    1,801        27    7,289    3,959    2,964
Operating expenses:
Research and
 development............       87       25       128      100      181      162       183      209      132      194
Selling, general and
 administrative.........      242      338       444      380      513      508       846    1,083    1,025    1,054
                           ------   ------    ------   ------   ------   ------    ------   ------   ------   ------
Total operating ex-
 penses.................      329      363       572      480      694      670     1,029    1,292    1,157    1,248
                           ------   ------    ------   ------   ------   ------    ------   ------   ------   ------
Income from operations..      479      262       454      101      830    2,169        74    7,362    4,149    3,333
Other income (expense):
Interest income
 (expense), net.........       10       (7)      (21)     (15)      (1)      (8)       11       26       71       19
Other non-operating
 income (expense), net..        5        1        12        4      --       (19)      (11)       4        1       (1)
                           ------   ------    ------   ------   ------   ------    ------   ------   ------   ------
Total other income
 (expense)..............       15       (6)       (9)     (11)      (1)     (27)      --        30       72       18
                           ------   ------    ------   ------   ------   ------    ------   ------   ------   ------
Income before income
 taxes..................      494      256       445       90      829    2,142        74    7,392    4,221    3,351
Income tax expense
 (benefit)..............      172       80       151       15      319      588        25    2,853    1,463    1,348
                           ------   ------    ------   ------   ------   ------    ------   ------   ------   ------
Net income..............   $  322   $  176    $  294   $   75   $  510   $1,554    $   49   $4,539   $2,758   $2,003
                           ======   ======    ======   ======   ======   ======    ======   ======   ======   ======

  The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Quarterly operating results can fluctuate as a result of a number of factors, including the commencement, delay, cancellation or completion of contracts; risks associated with fixed price contracts; the mix of services provided; seasonal slowdowns; the timing of start-up expenses for new services and facilities; and the timing and integration of acquisitions. In particular, quarterly fluctuations in the Company's royalty revenue relating to fexofenadine HCl, an antihistamine subject to seasonal demand, may produce stronger quarterly fluctuations in the Company's consolidated results of operations than those which have occurred in prior periods.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its business through cash flows from operations, proceeds from borrowings and proceeds from a $2.0 million equity investment by HMRI in March 1995. During the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996, and 1995, the Company generated $8.0 million, $1.6 million, $2.1 million and $200,000, respectively, in cash flow from operations and raised $1.6 million and $1.0 million in its 1996 and 1995 borrowings, respectively. The increase in cash flow for the nine months ended September 30, 1998 was principally due to an increase in net licensing fees, milestones and royalties.

  During the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996, and 1995, total capital expenditures were $9.5 million, $870,000, $2.6 million and $1.2 million, respectively. Capital expenditures were incurred predominantly in connection with the Company's expansion of service offerings (computational chemistry and analytical services) in 1997, and in connection with the Company's 1998, 1996 and 1995 facilities expansions. In December 1997, the Company began its most recent phase of expansion at its main location in Albany, New York. The expansion has added 60,000 square feet to its existing 30,000 square feet of laboratory and administrative space. The expansion is estimated to cost $8.5 million for construction and an additional $4.0 million for the purchase of laboratory instrumentation, software and equipment upgrades. A total of $8.0 million for the expansion had been incurred through September 30, 1998. The expansion is anticipated to be completed by January 1999.

  Working capital was $8.7 million at September 30, 1998, compared to $4.4 million at December 31, 1997, and $3.0 million at December 31, 1996. The increase in working capital for the nine month period ended September 30, 1998 was primarily attributable to the milestones and royalties earned by the Company on its license agreement with HMRI, less the associated technology incentive compensation expense and income taxes. Of the $15.6 million in milestones and royalties earned by the Company under the HMRI license agreement during the nine months ended September 30, 1998, $3.0 million constituted non-recurring milestone payments. While the Company will continue to receive quarterly royalty payments under the HMRI license agreement, no additional milestone payments are due under the agreement. As a result, amounts earned under the agreement may be materially less than those earned during the nine months ended September 30, 1998. In addition, future royalties under the agreement are dependent upon future sales of fexofenadine HCl. The Company does not participate in the manufacture, marketing or sale of fexofenadine HCl by HMRI and relies entirely on the efforts of HMRI to manufacture, market and sell this product. There can be no assurance that HMRI will continue to be successful in marketing and selling fexofenadine HCl, that fexofenadine HCl will continue to receive market acceptance or that the Company will continue to receive royalties from HMRI in accordance with the terms of the license agreement. The occurrence of any one of these events in the future could have a material adverse impact on the Company's working capital, liquidity and capital resources. The increase in working capital from December 31, 1997 compared to December 31, 1996, was attributable primarily to an increase in the number of scientific staff working on a greater number of projects, resulting in a substantial increase in billings at December 31, 1997 compared to December 31, 1996.

  The Company has available a Credit Facility to supplement its liquidity needs. The Credit Facility consists of a $15 million, three-year, revolving line of credit, which converts thereafter into a five-year term loan. The Credit Facility expires in July 2006. As of September 30, 1998, the Company had drawn an aggregate of $5.0 million under the Credit Facility. Amounts outstanding under the Credit Facility bear interest at variable rates which are based upon, at the option of the Company, the lender's prime rate or LIBOR. The interest rate on such indebtedness at September 30, 1998 was 6.14% per annum. The Credit Facility restricts or prohibits the Company from incurring indebtedness, incurring liens, disposing of assets and requires the Company to maintain certain financial ratios on an ongoing basis. The Credit Facility is secured by a lien on substantially all of the assets of the Company, other than its patents, and the assignment of the right to receive royalty payments from HMRI under the license agreement.

  The Company will use a portion of the net proceeds from this offering to repay a portion of the outstanding indebtedness under the Credit Facility. The Company believes that the remaining net proceeds from this offering, together with cash generated from operations and borrowings under the Credit Facility, will be sufficient to fund its anticipated working capital needs and capital expenditures (other than financing necessary to complete future acquisitions, if any) for at least the next 24 months. Future acquisitions, if any, could be funded with cash from operations, the net proceeds of this offering, borrowings under the Credit Facility and/or the issuance of debt or equity securities. There can be no assurance that attractive acquisition opportunities will be available to the Company or will be available at prices and upon such other terms that are attractive to the Company. The Company regularly evaluates potential acquisitions of other businesses, products and product lines and may hold discussions regarding such potential acquisitions. As a general rule, the Company will publicly announce such acquisitions only after a definitive agreement has been signed. The Company currently has no commitments or agreements with respect to any acquisition. In addition, in order to meet its long-term liquidity needs or consummate future acquisitions, the Company may incur additional indebtedness or issue additional equity and debt securities, subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company or at all. The failure to raise the funds necessary to finance its future cash requirements or consummate future acquisitions could adversely affect the Company's ability to pursue its strategy and could negatively affect its operations in future periods. See "Risk Factors--Risks Associated with Acquisitions."

  On October 28, 1998, the Company paid $2.0 million in cash from borrowings under the Credit Facility and issued $7.9 million in promissory notes in connection with the Share Repurchase. The Company intends to repay the outstanding principal balance under the notes out of the net proceeds of this offering.

YEAR 2000 COMPLIANCE

  The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the application year of business transactions. The Company's Year 2000 remediation and compliance program (the "Year 2000 Project") is managed by a Task Force consisting of representatives from all major operational units within the Company. The Year 2000 Project is directed by the Company's President with oversight provided by the Company's Board of Directors. The Year 2000 Project Task Force's focus has been the functional areas of informational technology, non-informational technology (embedded processors), and customer/vendor Year 2000 assessment.

  Informational technology. The Company's independent informational technology consultants have conducted a comprehensive assessment of the Company's main computer system to identify the company-wide hardware and software impact of the Year 2000 problem. They determined that no material changes are required for the Company's hardware and software to be considered Year 2000 compliant. The Task Force is in the process of identifying the mission critical software systems that will require Year 2000 compliance determinations. Since substantially all of the Company's software are purchased "off the shelf" packages, much of the remediation and testing process is dependent on the accuracy of work performed by, and the Year 2000 compliance of, such purchased software. The Company has initiated discussions with its informational technology vendors and will monitor their Year 2000 compliance programs and compliance of their products or services with required standards.

  Non-informational technology. The Company's non-informational technology systems consist mainly of embedded processors such as microcontrollers in security, fire prevention, and climate control systems. The Company has initiated discussions with vendors supplying such equipment and systems in order to assess the possibility of a Year 2000 failure in such areas. Because of the Company's recent physical expansion at its Albany, New York facility, a majority of the centralized microcontroller systems have been either recently installed or upgraded in capacity. Thus, the Company believes that a majority of the systems put in place during this expansion either are currently Year 2000 compliant or will become Year 2000 compliant in the next three months.

  Customer/vendor relationships. The Task Force is seeking to confirm the Year 2000 readiness of its material customers (such as Astra AB and Eli Lilly and Company) and its key licensees (such as HMRI), along with the Company's material vendors. The failure of any of its material customers or vendors to be Year 2000 compliant could have an adverse effect on the Company's business, financial position, and results of operations.

  Due to the non-proprietary nature of the Company's software systems, combined with the recent acquisition of a majority of the Company's informational technology hardware, the Company anticipates that it will incur no material costs to become Year 2000 compliant. Due to the unlikely nature of internal failures at the Company, no contingency plans have been prepared to address this problem. The most likely reasonable worst case scenario for the Company with respect to the Year 2000 problem would be the failure of a material customer or vendor, including an energy vendor, to be Year 2000 compliant such that the failure would either cause the Company to lose a revenue stream or to experience a withholding of a vendor's goods or services because of the situation. In the case of a material customer, this could result in lost revenue, while in the case of a vendor, this could result in higher than anticipated expenses, as the Company would be required to seek alternative suppliers of these goods and services.

                                   BUSINESS

OVERVIEW

  Albany Molecular Research is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company offers services traditionally provided by chemistry divisions within pharmaceutical companies, including medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. The Company's services are designed to permit pharmaceutical and biotechnology companies to reduce overall drug development time and cost and to pursue simultaneously a greater number of drug discovery and development opportunities. Since its inception in 1991, the Company has conducted over 400 projects for more than 100 customers. The Company achieved a 66% compound annual growth rate in net contract revenue from 1993 to 1997. In addition to its contract services, the Company conducts a limited amount of proprietary research and development. The Company has developed and patented a substantially pure form of, and a manufacturing process for, the active ingredient in a new, non-sedating antihistamine marketed by HMRI as Allegra in the Americas and as Telfast elsewhere. Pursuant to a licensing agreement between the Company and HMRI, the Company has earned $19.3 million in milestones and royalties through September 30, 1998 and is entitled to receive ongoing royalties from HMRI based upon a percentage of sales of the product.

INDUSTRY OVERVIEW

  The pace of drug discovery has accelerated significantly in recent years. Fueled by advances in disciplines such as molecular biology, genomics and high-throughput synthesis and screening, opportunities to develop therapeutics for previously unmet or undermet medical needs are greater than ever before. In addition, pharmaceutical and biotechnology companies are under increasing pressure to deliver new drugs to market and reduce the time required for drug development. In order to take advantage of these opportunities and to respond to these pressures, many pharmaceutical companies have augmented their internal research and development capacity through outsourcing. Similarly, many biotechnology companies, constrained by cost pressures, have elected to outsource rather than develop certain research and development functions in-house. As a result of these factors, many pharmaceutical and biotechnology companies are utilizing contract research organizations ("CROs"). The CRO industry has grown dramatically over the last several years to meet these needs. Industry analysts estimate that outsourcing represents approximately 10%, or $3.5 billion, of the $35 billion of research and development expenditures made by pharmaceutical and biotechnology companies in 1996. While outsourcing has traditionally been limited to the later stages of drug development, such as clinical trial management and manufacturing, many pharmaceutical and biotechnology companies are utilizing contract chemistry service providers to complement or, in some cases, supplement internal chemistry expertise. Currently, only a few companies provide chemistry services for drug discovery and development, and have typically focused only on selected portions of the process. Albany Molecular Research believes that significant opportunities exist for a company that provides a broad range of outsourced chemistry services throughout the drug discovery and development process.

 The Importance of Chemistry in the Drug Discovery and Development Process

  Although many scientific disciplines are required for new drug discovery and development, chemistry and biology are at the center of this process. Chemists and biologists typically work together to prepare and deliver new chemical substances, develop laboratory models of disease, test compounds to identify agents that demonstrate the desired activity and finally create a marketable drug. Chemistry is an integral part of the drug discovery and development process, which includes: (i) lead discovery -- the identification of a compound that may be developed into a new drug; (ii) lead optimization -- an iterative process of modifying the structure of a lead compound to optimize its therapeutic properties; (iii) preclinical testing -- the testing of the compound in increasingly complex animal models; (iv) clinical trials -- the multi-phase testing of the compound for safety and efficacy in humans; and (v) product commercialization -- the manufacture, marketing and sale of commercial quantities of the approved drug.

                    DRUG DISCOVERY AND DEVELOPMENT PROCESS


-----------   --------------   -------------     ----------  -------------------
   LEAD            LEAD         PRECLINICAL       CLINICAL         PRODUCT
 DISCOVERY     OPTIMIZATION       TESTING          TRIALS     COMMERCIALIZATION
-----------   --------------   -------------     ----------  -------------------

  Lead Discovery. The first major hurdle in drug discovery is the identification of one or more lead compounds that interact with a biological target, such as an enzyme, receptor or other protein, that may be associated with a disease. A biological test or assay based on the target is developed and used to test or "screen" chemical compounds. Medicinal chemistry is used to synthesize these compounds rapidly and study the interaction between the three dimensional molecular structures of the compounds and biological targets (i.e., structure-activity relationships (SARs)). The objective of lead discovery is to identify a lead compound for further research and development.

  Lead Optimization. Once a lead compound has been discovered, medicinal chemistry is used to optimize that lead by modifying and synthesizing analogs of active lead candidates with improved potency, selectivity and/or pharmacokinetics (improved absorption, solubility, half-life and metabolism) in order to identify a more promising drug candidate. This iterative process involves the synthesis of compounds for biological testing, the analysis of the screening results and the further design and synthesis of additional compounds based upon the analysis of structure-activity relationships.

  During lead optimization, specialists in chemical development perform the scale up synthesis of a lead compound as that compound is advanced through the drug discovery and development process. These scientists are experts in the preparation of chemicals on a larger scale and focus on the efficiency, economics, simplicity and safety of the preparation of such chemicals. Chemical development is also an iterative process which may require progressive improvements in chemical synthesis as subsequent repeat batches are prepared. In addition to providing repeat synthesis, significant process research may be required to refine existing or develop new synthesis processes. Also during the lead optimization stage, analytical chemistry services are required for identity and purity testing and method development.

  Preclinical Testing. Following the selection of a lead compound during the lead optimization stage, advanced preclinical testing is conducted in order to evaluate the efficacy and safety of the lead compound prior to initiating human clinical trials. The lead compound must demonstrate a scientifically proven benefit in controlled and well defined biological tests in animal models, and must exhibit this benefit at doses much lower than those at which side effects would occur. During the lead optimization and preclinical testing phases, the synthesis of additional analogs of the lead compound using medicinal chemistry continues. Often a second compound, referred to as a backup compound or second generation analog, is synthesized and enters the drug development cycle. In addition, continued synthesis is desirable in order to prepare compounds of significant diversity to broaden potential patent coverage. As a result, the advancement of a lead compound into preclinical testing is often a catalyst which increases, rather than reduces, the need for additional medicinal chemical synthesis. During this phase, specialists in chemical development continue to conduct significant process research to optimize the production of a compound.

  Clinical Trials. During clinical trials several phases of studies are conducted to test the safety and efficacy of a drug candidate. As study populations increase and trial durations lengthen, larger quantities of the active ingredient are required. The bulk active ingredient, and the formulated drug product, must be prepared under cGMP guidelines. Analytical chemistry services are critical to cGMP manufacturing. Additional preparations provide an opportunity to further refine the manufacturing process, with the ultimate goal of maximizing the cost effectiveness and safety of the synthesis prior to commercialization.

 Trends Toward Outsourcing of Chemistry Services

  Pharmaceutical and biotechnology companies have in recent years increasingly turned to CROs to manage their drug development processes more efficiently. Most CROs have traditionally provided services to assist in the later stages of drug development ranging from animal testing through clinical trials, manufacturing, marketing and sales. In recent years, pharmaceutical and biotechnology companies have sought to outsource services at progressively earlier stages of drug discovery and development, including early-stage chemistry. The Company believes the following trends have led and will continue to lead to an increase in chemistry services outsourcing in drug discovery and development:

  Technological innovation in drug development. New technologies, such as genomics, combinatorial chemistry and high-throughput screening, have resulted in the identification of a larger number of promising biological targets and associated active compounds, which has increased the demand for chemistry services for lead discovery and optimization. Pharmaceutical and biotechnology companies are increasingly turning toward chemistry outsourcing to pursue the opportunities made possible by the use of these new technologies.

  Time to market pressures. Pharmaceutical and biotechnology companies are under increasing pressure to reduce the time to bring new drugs to market in order to maximize patent life and capture the benefits of being first to market. Chemistry outsourcing permits pharmaceutical and biotechnology companies to run multiple projects, and multiple phases of a particular project, simultaneously.

  Reallocation of resources between variable and fixed costs. Over the last several years, drug companies have centralized their research and development efforts, streamlined their internal operations and outsourced certain functions, thereby converting previously fixed costs to variable costs. Outsourcing chemistry services allows pharmaceutical and biotechnology companies to use variable resources to maximize productivity during periods of rapid growth or in response to cost containment pressures.

  Increasing complexity and purity requirements of new drug candidates. Many drug candidates are technically demanding to synthesize, particularly in commercial quantities. In addition, increased regulatory pressures for high purity molecules earlier in the development process have led to more complex chemistry requirements. Pharmaceutical companies are moving towards outsourcing to third-party service providers to gain early access to scalable manufacturing processes.

  Need for chemistry expertise in the biotechnology industry. Many biotechnology and emerging pharmaceutical companies lack the broad range of expertise needed for the chemistry components of drug discovery and development. These companies have elected to outsource either all or a portion of their needs to third party service providers rather than make the investment required to perform these functions in-house.

BUSINESS STRATEGY

  The Company's objective is to be the leading provider of comprehensive outsourced chemistry research and development services to the pharmaceutical and biotechnology industries. Key elements of the Company's business strategy include the following:

  Expand Service Offerings. The Company, since its inception, has expanded its service offerings across a number of phases of drug discovery and development to keep pace with the needs of its customers. In 1995, the Company began offering analytical chemistry services derived from its medicinal chemistry and chemical development capabilities and has recently begun to provide combinatorial chemistry services. The Company has also recently entered into a collaboration with a manufacturer in order to offer its customers access to use the manufacturer's large-scale cGMP manufacturing services with minimal disruption and delay. The Company may expand its service capabilities through strategic acquisitions of companies or technologies that complement the Company's capabilities.

  Increase Capacity. The Company will seek to support its future growth by increasing capacity both in terms of the number of scientists and the size of its facilities within each of its service offerings. The Company has added 39 scientists since January 1, 1997 and continually seeks to recruit and hire additional experienced scientists. The Company is expanding its Albany facility to more than triple its current laboratory space and intends to expand its facilities to increase capacity and accommodate additional scientists as necessary.

  Expand Customer Relationships. The Company seeks to expand the number of service offerings used by each of its customers by providing chemistry-related services across many phases of drug discovery and development prior to bulk manufacturing. In 1997, four of the Company's five largest customers utilized more than one of its service offerings. The Company believes that its existing customer base also provides an excellent source of referrals.

  Increase Customer Base. The Company is seeking to increase its customer base in both domestic and international markets. The Company believes there are significant opportunities for growth in geographic areas in which the Company has not conducted significant marketing efforts to date. Accordingly, the Company has recently expanded its U.S. and international marketing efforts and will consider adding a physical presence in additional locations as appropriate. See "--Marketing."

  Capitalize on Proprietary Technology. Chemistry technology, such as that offered by the Company, lies at the core of the proprietary aspects of drug development. In connection with its contract chemistry services, the Company seeks opportunities to obtain contractual terms which may entitle the Company to milestones and/or royalties with respect to compounds or processes developed in conjunction with its customers. Independent of its contract chemistry services, the Company seeks to identify and develop possible proprietary compounds or processes. The Company currently is investigating a number of compounds for their development potential.

SERVICE OFFERINGS

  The Company is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company's service offerings include medicinal chemistry, chemical development, analytical chemistry services and cGMP manufacturing. The significant experience and expertise of the Company's scientists enable the Company to provide high-quality, sophisticated chemistry services tailored to its customers' specific needs. The Company's services are designed to permit pharmaceutical and biotechnology companies to reduce overall drug development time and costs and to pursue simultaneously a greater number of drug discovery and development opportunities.

  The chart below sets forth the types of chemistry services which typically are employed in the different phases of drug discovery and development and those which are offered by the Company.

    [CHART WITH FIVE STAGES OF DRUG DISCOVERY AND DEVELOPMENT ON THE HORIZONTAL AXIS AND THE COMPANY'S FOUR SERVICE OFFERINGS ON THE VERTICAL AXIS, WITH BARS INDICATING (I) THE CURRENT SERVICES OFFERED BY THE COMPANY, (II) SERVICES PROVIDED BY COLLABORATIONS, AND (III) SERVICES NOT PROVIDED BY THE COMPANY]

 Medicinal Chemistry

  The chemistry functions associated with the identification and optimization of a lead compound are handled by chemists specializing in medicinal chemistry. The role of the medicinal chemist is to synthesize small quantities of new and potentially patentable compounds for biological testing. The Company's medicinal chemistry group assists its customers in the pursuit of new drug leads as well as in lead development and optimization using modern structure-based drug design. The Company's medicinal chemistry group uses tools such as computational and combinatorial chemistry in conjunction with the traditional techniques of medicinal drug development.

  Medicinal chemistry services provided by the Company include:

  .  Design and synthesis of potential lead compounds;

  . Design, modification and synthesis of lead compounds with improved potency, selectivity and pharmacokinetics;

  . Development and synthesis of analogs of lead compounds to broaden patent protection; and

  . Resynthesis and expansion of customers' chemistry libraries by employing combinatorial and computational chemistry.

  The following is an example of services provided by the Company's medicinal chemistry group:

  A customer recently engaged the Company's medicinal chemistry group to pursue a novel therapeutic compound for cardiovascular disease. Scientists at the Company designed and synthesized over 400 compounds which were subsequently screened by the customer. After a lead compound was identified from that series, the customer engaged the Company's chemical development group to perform scale up and process development for the lead compound. The Company then synthesized a batch of the compound for use in clinical trials, which are ongoing. During the course of this project, the Company's analytical chemistry staff performed analytical method development, validation and release testing, as well as provided regulatory support for the synthesis of the cGMP batch. The customer has filed a patent application in which two of the three named inventors were Albany Molecular Research scientists.

  As of November 30, 1998, the Company had 48 employees, including 29 Ph.D. scientists, working in its medicinal chemistry department. The four most senior scientists in the medicinal chemistry department together have 62 years of experience in chemistry research and development. As of November 30, 1998, the Company was working on 15 active medicinal chemistry projects for eight customers, including Astra AB, Pfizer Inc. and Sphinx Pharmaceuticals, a division of Eli Lilly and Company ("Sphinx").

 Chemical Development

  Chemical development involves the scale up synthesis of a lead compound. Processes developed for small scale production of a compound may not be suitable for larger scale production because they may be uneconomic, environmentally unacceptable or present safety concerns. The Company's chemical development scientists design novel or improved methods and processes suitable for medium to large scale production. The Company's chemical development scientists possess expertise in a broad range of structural classes of molecules and are able to address a wide variety of chemical synthesis and production problems.

  Chemical development services provided by the Company include:

  . Process research, consisting of the improvement or modification of existing processes;

  . Discovery and development of new product methodologies to prepare products;

  .  Process development and production of single-isomer molecules; and

  .  Development of practical purification techniques.

  The following is an example of the services provided by the Company's chemical development group:

  A customer recently engaged the Company's chemical development group for a project in which the Company's scientists reduced the time and improved the safety and overall yield of a customer's manufacturing process. The original process involved 15 steps and several dangerous high-temperature, high-pressure reactions, noxious reagents and difficult crystallizations. The Company's scientists shortened the process to ten steps, eliminated the undesirable reactions, reagents and crystallizations and doubled the overall yield. The Company prepared a total of 11 kilograms of final product, including three kilograms produced under cGMP guidelines for use in clinical trials.

  As of November 30, 1998, the Company had 32 employees, including 21 Ph.D. scientists, working in its chemical development department. The four most senior scientists in the chemical development department together have 72 years of experience in chemistry research and development. As of November 30, 1998, the Company was working on 16 active chemical development projects for eleven customers, including Pfizer Inc., Cambrex Corporation, Triangle Pharmaceuticals, Inc. and the National Institute on Drug Abuse.

 Analytical Chemistry Services

  The Company's analytical chemistry services include identity and purity testing, method development and validation, and stability testing. The Company also provides regulatory consulting services, including the preparation of regulatory filings, chemistry manufacturing and control documentation and testing, and scientific and technical writing. The cGMP guidelines mandated by the FDA necessitate employing analytical support for drugs under development, as well as drugs already on the market. The Company's analytical services are designed to support its customers' compliance with these guidelines. The Company typically provides these services at several stages throughout drug discovery and development starting with lead optimization.

  Analytical services provided by the Company include:

  .  Test method development and validation;

  .  Quality control and release testing;

  . High performance liquid and/or gas chromatography (including purity assessment), separation of enantiomers and identification of impurities;

  .  Spectroscopic and nuclear magnetic resonance services;

  . Stability studies for bulk active ingredients and formulated drug products; and

  . Preparation of regulatory documentation, including chemistry manufacturing and control (CMC) sections of investigational new drug applications ("IND"), new drug applications ("NDA") and Drug Master Files.

  As of November 30, 1998, the Company had 12 employees, including two Ph.D. scientists, working in its analytical chemistry department. The four most senior scientists in the Company's analytical services department together have 59 years of experience in analytical chemistry and regulatory affairs.

 cGMP Manufacturing Services

  The Company provides chemical synthesis and manufacturing services for its customers under cGMP guidelines. All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with cGMP guidelines as established by the FDA. The Company's Albany facility has production facilities, and quarantine and restricted access storage necessary for cGMP manufacturing. The Company currently has the capacity to produce laboratory scale amounts (1 to approximately 10 or more kilograms) of bulk active ingredients (chemicals).

ALLEGRA/TELFAST ROYALTY AND LICENSING ARRANGEMENT

  Fexofenadine HCl (marketed as Allegra in the Americas and as Telfast elsewhere), a new, non-sedating antihistamine, was developed to address certain rare side effects associated with its predecessor, Seldane. In 1992, Seldane was the leading antihistamine on the market with annual sales approaching $800 million. Seldane, a pro-drug, was rapidly converted by the liver into its active form, a metabolite known as terfenadine carboxylic acid ("TAM"). A very small percent of Seldane users exhibited ventricular arrhythmias, a side effect sometimes associated with Seldane. A desire to eliminate the side effect caused Marion Merrell Dow Inc. (now HMRI) to develop a synthetic form of the Seldane active metabolite.

  Independent of HMRI's development of TAM, the Company developed a new process to prepare TAM in a purer form. The Company subsequently filed a patent application in which this process chemistry, and the substantially pure TAM it produced, fexofenadine HCl, were claimed. The Company has obtained several U.S. and foreign patents relating to this technology. The Company's issued patents relating to TAM expire between 2013 and 2015. In March 1995, the Company entered into a license agreement with HMRI. Under the terms of the license agreement, the Company granted HMRI an exclusive, worldwide license to any patents issued to the Company related to its original TAM patent applications. In connection with the licensing arrangement, HMRI made a $2.0 million equity investment in the Company. Pursuant to the license agreement, HMRI has paid the Company an initial license fee of $200,000 and, through September 30, 1998, the Company has earned $6.7 million in milestone payments and $12.6 million in royalties. HMRI is obligated under the license agreement to pay ongoing royalties to the Company based upon sales of fexofenadine HCl. The Company is not entitled, however, to receive any additional milestone payments under the license agreement. Sales of fexofenadine HCl in the U.S. were approximately $212 million for the year ended December 31, 1997 and approximately $339 million for the nine months ended September 30, 1998. See "Risk Factors--Risks Related to the Allegra/Telfast Royalty" and "-- Proprietary Technology; Unpredictability of Patent Protection."

CURRENT COLLABORATIONS; CUSTOMERS

  The Company has entered into a number of collaborations with biotechnology and pharmaceutical companies that provide services or possess technology complementary to those provided or possessed by the Company. These collaborations are focused on particular aspects of the drug discovery or development process.

  In January 1998, the Company entered into an arrangement with Sphinx Pharmaceuticals (a division of Eli Lilly and Company) whereby the Company will use Sphinx technology to resynthesize the Sphinx combinatorial chemistry library. The Sphinx agreement terminates, in part, upon the completion of the resynthesis of the Sphinx combinatorial library (which is estimated to occur in December 1999) and may be terminated by Sphinx upon six months notice. The Company has been granted a non-exclusive license to use certain parts of the Sphinx technology, excluding the Lilly Combinatorial Library (as defined in the Sphinx agreement), after certain milestones have been met and subject to the payment of royalties by the Company. During the three years following the expiration of the Sphinx research program, the Company will pay Sphinx royalties based upon the compensation received by the Company under agreements with third parties for the use of Sphinx technology. In addition, the Company is obligated to pay Sphinx ongoing royalties based upon the sales of products comprising compounds discovered or developed by the Company using Sphinx technology.

  In February 1997, the Company began a collaboration with Cambrex Corporation ("Cambrex"), a New Jersey-based specialty chemistry manufacturing company which provides large-scale synthesis of pharmaceutical intermediates and active pharmaceutical ingredients. Cambrex currently has five cGMP manufacturing facilities in the United States and Europe. The Company, through Cambrex, can offer its customers the ability to move from small to full-scale production with minimal disruption and delay. Pursuant to the agreement between Cambrex and the Company, Cambrex is obligated to pay the Company royalties based upon projects referred to Cambrex by the Company. In addition, Cambrex has engaged the Company to develop processes specifically designed to fit its large-scale cGMP manufacturing capabilities. According to the agreement, Cambrex intends to fund such projects to an annual level of at least $750,000. The agreement between Cambrex and the Company will terminate on April 1, 2000, unless extended.

  In October 1998, the Company entered into an agreement with the National Institute on Drug Abuse, a division of the National Institutes of Health, one of eight health agencies under the Federal Department of Health and Human Services ("NIDA") for the manufacture of bulk drug substances to be used in NIDA's research for the study and treatment of drug abuse and addiction. NIDA's scientific research programs address the most fundamental and essential questions about drug abuse, ranging from its causes and consequences, to its prevention and treatment. The contract, awarded through a competitive bidding process, requires that NIDA's potential drug candidates be manufactured by the Company under the strict requirements of cGMP. The Company was subsequently awarded task orders under this contract for the production of two such research compounds.

  Since its inception, the Company has conducted over 400 projects for more than 100 customers. The Company's customers include pharmaceutical companies, biotechnology companies, agricultural companies, fine chemical companies and contract chemical manufacturers. Contract revenue from Astra AB accounted for 23.7% of the Company's aggregate net contract revenue plus other operating revenue (including licensing fees, milestones and royalties) for the year ended December 31, 1997. No other customers accounted for more than 10% of the Company's aggregate net contract revenue plus other operating revenue (including licensing fees, milestones and royalties) for such period. For the year ended December 31, 1997, net contract revenue from the Company's three largest customers represented approximately 29%, 11% and 9% of total net contract revenue (excluding licensing fees, milestones and royalties), respectively. For the nine months ended September 30, 1998, net contract revenue from the Company's three largest customers represented approximately 18%, 17% and 15% of total net contract revenue (excluding licensing fees, milestones and royalties), respectively.

MARKETING

  Since the Company's inception, its senior management and department heads have marketed its services. Because its customers are typically highly skilled scientists, the Company's use of its technical experts in marketing has allowed it to establish strong customer relationships. In addition to marketing by senior management, the Company has relied on the marketing efforts of consultants, both in the United States and abroad. The Company markets its services directly to customers through targeted mailings, meetings with senior management of pharmaceutical and biotechnology companies, maintenance of an extensive Internet website, participation in trade conferences and shows, and selected advertisements in scientific and trade journals. The Company has also received a significant amount of business from customer referrals.

  Historically, the Company has focused its marketing efforts in the eastern United States and western Europe. Recently, the Company has expanded its marketing efforts to include the western United States, Japan and the Far East. Such efforts include increased presence at trade shows in such areas, advertising in trade publications, visits by senior management to potential clients and the retention of independent marketing consultants.

COMPETITION

  The Company believes that the successful recruitment and retention of qualified Ph.D., masters and bachelor level scientists is a key element in achieving its strategic goals. The Company believes that as competitive pressures in the pharmaceutical industry to produce lead compounds increase, the recruitment and retention of chemists will become increasingly competitive. In order to meet this challenge, the Company actively recruits scientists at colleges and universities, through third-party recruitment firms and through contacts of the Company's employees. The Company believes the sophisticated chemistry performed in the course of its business will assist it in attracting and retaining qualified scientists. As an incentive directed toward the recruitment and retention of highly skilled scientists, the Company has a program which provides that any scientist or scientists employed by the Company named as an inventor on a patent will receive in the aggregate 10% of any net licensing, milestone and royalty revenues received by the Company with respect to such patent. The Company offers competitive salaries and benefits to its scientists.

  The Company faces competition based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and research and academic institutions. Many of these competitors have greater financial and other resources and more experience in research and development than the Company. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

  Historically, pharmaceutical companies have maintained close control over their research and development activities, including the synthesis, screening and optimization of chemical compounds and the development of chemical processes. Many of these companies, which represent a significant potential market for the Company's products and services, are developing or already possess in-house technologies and services offered by the Company. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company provides services either on their own or through collaborative efforts.

  The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company's services and expertise may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of the Company's competitors. The existing approaches of the Company's competitors or new approaches or technologies developed by the Company's competitors may be more effective than those developed by the Company. There can be no assurance that the Company's competitors will not develop more effective or more affordable technologies or services thus rendering the Company's technologies and/or services obsolete, uncompetitive or uneconomical.

PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical, medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. There can be no assurance that any patent applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will not be circumvented by others. In the event a third party has also filed one or more patent applications for inventions which conflict with those of the Company, the Company may have to participate in interference proceedings declared by the PTO to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the inventions and the loss of any right to use the inventions. Even if the eventual outcome is favorable to the Company, such proceedings could result in substantial cost to the Company. The filing and prosecution of patent applications, litigation to establish the validity and scope of patents, assertion of patent infringement claims against others and the defense of patent infringement claims by others can be expensive and time consuming. There can be no assurance that in the event that any claims with respect to any of the Company's patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause the Company to lose exclusivity afforded by the disputed rights. If a third party is found to have rights covering products or processes used by the Company, the Company could be forced to cease using the technologies covered by such rights, could be subject to significant liability to such third party, and could be required to license technologies from such third party. Furthermore, even if the Company's patents are determined to be valid, enforceable, and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with the Company and its licensees using the resulting alternative technology.

  The Company has a policy of seeking patent protection for patentable aspects of its proprietary technology. The Company owns five United States patents, three New Zealand patents and one Australian patent relating to fexofenadine HCl and certain related manufacturing processes. The Company's United States issued patents expire between 2013 and 2015 and New Zealand and Australian patents expire in 2014. The Company seeks patent protection with respect to products and processes developed in the course of its activities when it believes such protection is in its best interest and when the cost of seeking such protection is not inordinate. However, no assurance can be given that any patent application will be filed, that any filed applications will result in issued patents or that any issued patents will provide the Company with a competitive advantage or will not be successfully challenged by third parties. The protections afforded by patents will depend upon their scope and validity, and others may be able to design around the Company's patents.

  The Company may also enter into collaborations or other arrangements with its customers whereby the Company retains certain ownership rights or may be entitled to receive milestones and royalties with respect to proprietary technology developed by the Company during the contract period. However, many of the Company's contracts with its customers provide that ownership of proprietary technology developed by the Company in the course of work performed under the contract is vested in the customer, with the Company retaining little or no ownership interest.

  The Company also relies upon trade secrets and proprietary know-how for certain unpatented aspects of its technology. To protect such information, the Company requires all employees, consultants and licensees to enter into confidentiality agreements limiting the disclosure and use of such information. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by the Company, others have not and will not obtain access to the Company's proprietary technology. Further, there can be no assurance that third parties will not independently develop substantially equivalent or better technology.

GOVERNMENT REGULATION

  Although the manufacture, transportation and storage of the Company's products are subject to certain laws and regulations discussed in the last paragraph of this section, the sale of the Company's services is not subject to significant government regulation. However, the Company's future profitability is dependent on the sales of pharmaceuticals and other products developed by the Company's customers and collaborators. Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a customer of the Company. The nature and the extent to which such regulation may apply to the Company's customers will vary depending on the nature of any such pharmaceutical products. Virtually all pharmaceutical products developed by the Company's customers will require regulatory approval by governmental agencies prior to commercialization. Human pharmaceutical products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources.

  Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an Investigational New Drug Application ("IND") that the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, the Company or its customer will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, the Company or its customer will be required to file an NDA and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time, effort and expense and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA can take several years to obtain approval. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

  All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with cGMP guidelines as established by the FDA. The Company's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with cGMP requirements. Failure on the part of the Company to comply with applicable requirements could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. A finding that the Company had materially violated cGMP requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of the Company's facilities which would materially and adversely affect the Company's business, financial condition and results of operations.

  The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

EMPLOYEES

  As of November 30, 1998, the Company had 134 employees, 57 of whom have obtained a Ph.D. degree in chemistry. Of such employees, 48 were engaged primarily in medicinal chemistry services (including 29 Ph.D.s), 32 were engaged primarily in chemical development services (including 21 Ph.D.s), 12 were engaged primarily in analytical services (including two Ph.D.s), six were engaged primarily in cGMP manufacturing services and 36 were engaged in management and administration. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company has two operating locations. The Company leases a two-story facility in Albany, New York, of which it currently occupies 90,000 square feet. The lease for this facility has a 10 year term, which expires on November 30, 2007, and provides the Company an option to purchase the building within the next five years for $3.5 million. The Company's Albany facility has eight medicinal chemistry, four chemical development and two analytical laboratories, five dedicated cGMP manufacturing suites, four segregated cGMP dryer rooms, three analytical instrumentation rooms, and two areas for stability chambers. The Company's recent expansion is estimated to cost $12.5 million and is expected to be completed by January 1999. The Company also leases approximately 15,000-square feet of laboratory facilities in Rensselaer, New York. The lease for these laboratories expires June 30, 2001. The Company has the option to renew this lease on a year-to-year basis. The Company's Rensselaer facility has three medicinal chemistry, one combinatorial chemistry and three chemical development laboratories. In 1997, the Company had total operating lease costs of $240,000.

LEGAL PROCEEDINGS

  The Company, from time to time, may be involved in various claims and legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any such claims or proceedings which, if decided adversely to the Company, would either individually or in the aggregate have a material adverse effect on the Company's business, financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company, and their ages as of November 30, 1998, are as follows:

NAME                            AGE POSITION
----                            --- --------
Thomas E. D'Ambra, Ph.D. ......  42 Chairman of the Board of Directors and
                                    Chief Executive Officer
Donald E. Kuhla, Ph.D. ........  56 President, Chief Operating Officer and
                                    Director
Chester J. Opalka..............  50 Vice President, Senior Research Chemist and
                                    Director
                                    Vice President, Commercial Operations and
Lawrence D. Jones, Ph.D. ......  47 Quality
Michael P. Trova, Ph.D. .......  37 Vice President, Medicinal Chemistry
Harold Meckler, Ph.D. .........  42 Vice President, Chemical Development
James J. Grates................  37 Director of Human Resources
                                    Controller and acting Chief Financial
Rodney A. Tillinghast(1).......  32 Officer
Anthony P. Tartaglia,
 M.D.(2)(3)....................  66 Director
Frank W. Haydu(2)(3)...........  51 Director

----------

(1) Mr. Tillinghast, the Company's Controller, has been serving as the Company's acting Chief Financial Officer since the departure on October 28, 1998 of the Company's former chief financial officer. The Company is actively searching for a new chief financial officer and expects to fill this position by the end of the first quarter of 1999.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

  Thomas E. D'Ambra, Ph.D. co-founded the Company in 1991 and currently serves as the Company's Chairman of the Board and Chief Executive Officer. Prior to co-founding the Company, Dr. D'Ambra served as the Vice President, Chemistry and co-founder of Coromed, Inc., a traditional development CRO, from 1989 to 1991 and Group Leader and Senior Research Chemist with Sterling Winthrop, Inc., a pharmaceutical company, from 1982 to 1989. Dr. D'Ambra holds a B.A. degree in chemistry from the College of the Holy Cross and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology.

  Donald E. Kuhla, Ph.D. has served as the Company's President and Chief Operating Officer since July 1998 and as a Director of the Company since October 1995. Prior to joining the Company as an employee, Dr. Kuhla served as the Vice President and Chief Technical Officer of Plexus Ventures, Inc., a biotechnology investment and consulting company, from February 1994 to June 1998, the Chief Operating Officer of Hybridon, Inc., a pharmaceutical company, and Enzymatics, Inc., a medical diagnostics company, from November 1990 to February 1994, in various positions with Rorer Group, Inc., a pharmaceutical company, from 1981 to 1990 and in various positions with Pfizer Inc., a pharmaceutical company, from 1968 to 1981. Dr. Kuhla has a B.A. degree in chemistry from New York University and a Ph.D. in organic chemistry from Ohio State University.

  Chester J. Opalka co-founded the Company in 1991, currently serves as a Vice President and Senior Research Chemist of the Company and has served as a Director of the Company since its inception. Prior to co-founding the Company, Mr. Opalka served as a Senior Research Chemist with Coromed, Inc. from January 1991 to September 1991 and in various positions with Sterling Winthrop, Inc. from 1970 to 1991. Mr. Opalka holds a B.S. degree in chemistry from Niagara University.

  Lawrence D. Jones, Ph.D. has served as the Company's Vice President, Commercial Operations and Quality since June 1998 and served as the Company's Vice President, Operations from March 1998 to June 1998. Prior to joining the Company, Dr. Jones served as the Executive Vice President and co-founder of Inhalon Pharmaceuticals, Inc., a manufacturer and distributor of generic inhalation anesthetics, from August 1991 to February 1998, the Director of Marketing and Development for Kaneka America Corporation, a manufacturer and distributor of chemical intermediates, from 1988 to 1991, and a Sales and Marketing Manager with Johnson Matthey, Inc., a pharmaceutical manufacturer, from 1980 to 1998. Dr. Jones holds a B.A. degree in chemistry from Cornell University and a Ph.D. in organic chemistry from Duke University.

  Michael P. Trova, Ph.D. has served as the Company's Vice President, Medicinal Chemistry since March 1998 and served as the Company's Director of Medicinal Chemistry from August 1996 to March 1998 and as the Company's Assistant Director of Medicinal Chemistry from August 1995 to August 1996. Prior to joining the Company, Dr. Trova was a staff scientist with American Cyanamid, Lederle Laboratories, a pharmaceutical company, from 1989 to August 1995 and a post-doctoral researcher at the Massachusetts Institute of Technology from 1987 to 1989. Dr. Trova holds a B.S. degree in chemistry from Rensselaer Polytechnic Institute and a Ph.D. in organic chemistry from Ohio State University.

  Harold Meckler, Ph.D. has served as the Company's Vice President, Chemical Development since May 1997 and served as the Company's Director of Chemical Development from August 1995 to May 1997. Prior to joining the Company, Dr. Meckler served as Manager, Organic Chemistry of Telor Ophthalmic Pharmaceuticals, Inc., a biopharmaceutical company, from March 1994 to August 1995, in various capacities with Ciba-Geigy Corporation, a pharmaceutical company, from 1984 to March 1994, and Senior Research Chemist, Chemical Development with Sterling Winthrop, Inc. from 1982 to 1984. Dr. Meckler holds a B.S. degree in chemistry from the University of Maryland, College Park and a Ph.D. in organic chemistry from the State University of New York, Buffalo.

  James J. Grates has served as the Company's Director of Human Resources since December 1996. Prior to joining the Company, Mr. Grates was Executive Vice President, Corporate Services with Corporate Health Dimensions, a health care service provider company, from April 1995 to December 1996 and Manager of Human Resources with Norton Performance Plastics, Inc., a plastic manufacturer, from 1990 to September 1995. Mr. Grates holds a B.S. degree in business administration from Syracuse University and an A.A.S. degree in marketing from Herkimer County Community College.

  Rodney A. Tillinghast, CPA has served as the Company's controller since September 1995 and as acting Chief Financial Officer since October 1998. Prior to joining the Company, Mr. Tillinghast served as an accountant in various positions, including senior auditor, with KPMG Peat Marwick LLP from September 1992 to September 1995 and as a cost accountant with AL Tech Specialty Steel Corporation, a stainless and tool steel manufacturer, from 1988 to 1992. Mr. Tillinghast holds a B.S. degree in accounting from the State University of New York, College at Fredonia, and a M.S. in accounting from the State University of New York, Albany.

  Anthony P. Tartaglia, M.D. has served as a Director of the Company since October 1995. Dr. Tartaglia served as a physician with Albany Medical Center from 1984 until his retirement in June 1998 and also served as Dean of Albany Medical College from 1990 to June 1995. Dr. Tartaglia previously served as Executive Director of the Albany Medical Center Hospital from 1987 to 1990, Senior Vice President for Patient Care of the Albany Medical Center from 1984 to 1987 and as Chief of Medicine at St. Peter's Hospital in Albany from 1975 to 1984. Dr. Tartaglia is also a director of Albank Financial Corporation, a bank holding company. Dr. Tartaglia holds a B.S. degree in biology from Union College and a M.D. from the University of Rochester Medical School.

  Frank W. Haydu III has served as a Director of the Company since October 1998. Mr. Haydu has served as the Chairman of Haydu & Lind, LLC, a senior living development company, since co-founding it in June 1996. Mr. Haydu also recently served as the interim Commissioner of Education of Massachusetts from February 1998 to July 1998. Prior to co-founding Haydu & Lind, LLC, Mr. Haydu served as the interim President and Chief Executive Officer of the New England Medical Center Hospitals, Inc. from October 1995 to May 1996, a Senior Advisor to Smith Barney, Inc., an investment bank, from August 1994 to August 1995, and as a Managing Director of Kidder, Peabody & Company, Inc., an investment bank, from 1990 to August 1994. Mr. Haydu also serves as a director of several private companies. Mr. Haydu holds a B.A. degree in economics from Muhlenberg College.

BOARD OF DIRECTORS

  The Company currently has five directors. The Company's Board of Directors is divided into three classes, with the members of each class of directors serving for staggered three-year terms. The Board consists of two Class I Directors (Messrs. Opalka and Haydu), one Class II Director (Dr. Kuhla) and two Class III Directors (Drs. D'Ambra and Tartaglia), whose terms will expire at the 1999, 2000 and 2001 annual meetings of stockholders, respectively. Within 90 days after the completion of this offering, the Company intends to expand the Board of Directors and elect one additional Class II Director, who will not be an officer or employee of the Company.

  The Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the independent accounting firm to be appointed to audit the Company's financial statements and to perform services related to such audit, reviews the scope and results of such audit with the independent accountants, reviews the Company's year-end operating results with management and the independent accountants, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee currently consists of Mr. Haydu and Dr. Tartaglia, neither of whom is an officer or an employee of the Company. The Compensation Committee reviews and recommends the compensation arrangements for officers and other senior level employees, reviews general compensation levels for other employees as a group, determines the options or stock to be granted to eligible persons under the 1998 Stock Plan and takes such other action as may be required in connection with the Company's compensation and incentive plans. The Compensation Committee currently consists of Mr. Haydu and Dr. Tartaglia. See "--Compensation Committee Interlocks and Insider Participation."

  Directors receive such compensation for their services as the Board of Directors may from time to time determine. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. Prior to joining the Company in July 1998, Dr. Kuhla also received a consulting fee of $2,500 per quarter for miscellaneous projects and business development activities.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1997
(the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                             1997 ANNUAL         LONG-TERM
                             COMPENSATION       COMPENSATION
                             ------------    ------------------
                                              NUMBER OF SHARES
NAME AND PRINCIPAL                               UNDERLYING        ALL OTHER
POSITION                  SALARY($) BONUS($) OPTIONS GRANTED(#) COMPENSATION($)
------------------        --------- -------- ------------------ ---------------
Thomas E. D'Ambra,         178,333   97,125        45,860           253,093(1)
 Ph.D. ..................
 Chairman and Chief
  Executive Officer
Harold Meckler, Ph.D. ...  106,333   25,200        47,048               --
 Vice President, Chemical
  Development
Michael P. Trova,           95,878   21,635        23,311             9,709(2)
 Ph.D. ..................
 Vice President,
  Medicinal Chemistry
Harold M. Armstrong,       126,667   48,750        21,492               --
 Jr.(3)  ................
 Former Chief Financial
  Officer

----------
(1) Constitutes payments to Dr. D'Ambra under the Company's Technology Development Incentive Plan.
(2) Constitutes reimbursement of moving expenses.

(3) Departed from the Company in October 1998. See "Certain Transactions."

  Option Grants, Exercises and Holdings. The following table sets forth information regarding stock options granted during the year ended December 31, 1997 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                          ----------------------------------------------------
                                                                                  POTENTIAL
                                                                                 REALIZABLE
                                                                                    VALUE
                                                                                 AT ASSUMED
                                                                                   ANNUAL
                                                                               RATES OF STOCK
                                                                                    PRICE
                          NUMBER OF  PERCENT OF TOTAL                           APPRECIATION
                          SECURITIES     OPTIONS                                 FOR OPTION
                          UNDERLYING    GRANTED TO      EXERCISE                   TERM(3)
                           OPTIONS     EMPLOYEES IN   OR BASE PRICE EXPIRATION ---------------
NAME                      GRANTED(1)   FISCAL YEAR    PER SHARE(2)     DATE      5%      10%
----                      ---------- ---------------- ------------- ---------- ------- -------
Thomas E. D'Ambra,
 Ph.D. .................    24,777         5.9%           $3.06      01/01/02  $20,947 $46,287
                            21,082         5.1             3.51      12/15/02   20,444  45,176
Harold Meckler, Ph.D. ..    11,767         2.8             3.06      01/01/07   22,645  57,386
                            22,500         5.4             3.16      05/01/07   44,714 113,315
                            12,780         3.1             3.51      12/15/07   28,211  71,492
Michael P. Trova,
 Ph.D. .................    12,352         3.0             3.06      01/01/07   23,770  60,239
                            10,957         2.6             3.51      12/15/07   24,187  61,294
Harold M. Armstrong,
 Jr.(4).................    17,411         4.2             3.06      01/01/07   33,506  84,911
                            14,828         3.6             3.51      12/15/07   32,732  82,948

----------
(1) Vesting of options is subject to the continuation of such employee's service relationship with the Company. The options terminate ten years after the grant date, subject to earlier termination in accordance with the 1992 Stock Option Plan and the applicable option agreement.

(2) The exercise price equals the fair market value of the stock as of the grant date as determined by the Board of Directors after consideration of a number of factors, including, but not limited to, the Company's financial performance, the Company's status as a private company at the time of grants, the minority interests represented by the option shares and the price of shares of equity securities sold to or purchased by outside investors.

(3) The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the Securities and Exchange Commission, compounded annually. The following table sets forth the potential realizable value of the options held by the Named Executive Officers using the assumed initial public offering price of $18.00 per share at the 5% and 10% appreciation rates:

                                                  POTENTIAL REALIZABLE VALUE AT
                                       NUMBER OF     ASSUMED ANNUAL RATES OF
                                       SECURITIES   STOCK PRICE APPRECIATION
                                       UNDERLYING        FOR OPTION TERM
                                        OPTIONS   ------------------------------
                                        GRANTED         5%            10%
                                       ---------- -------------- ---------------
      Thomas E. D'Ambra, Ph.D. .......   24,777         $123,218       $272,279
                                         21,082          104,842        231,674
      Harold Meckler, Ph.D. ..........   11,767          133,203        337,564
                                         22,500          254,702        645,466
                                         12,780          144,671        366,625
      Michael P. Trova, Ph.D. ........   12,352          139,826        354,346
                                         10,957          124,034        314,327
      Harold M. Armstrong, Jr.(4) ....   17,411          197,094        499,476
                                         14,828          167,854        425,376

(4) In connection with his departure from the Company on October 28, 1998, all outstanding stock options held by Mr. Armstrong were exercised and the shares of Common Stock acquired thereby were immediately repurchased by the Company. See "Certain Transactions."

  The potential realizable value is not intended to predict future appreciation of the price of the Common Stock. The values shown do not consider non-transferability, vesting or termination of the options upon termination of such employee's employment with the Company.

  Option Exercises and Year-End Holdings. The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock held by the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the year ended December 31, 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                        END              AT FISCAL YEAR-END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Thomas E. D'Ambra, Ph.D. ..        --       45,859     $      --     $ 675,647
Harold Meckler, Ph.D. .....     54,000      47,047        911,520      694,881
Michael P. Trova, Ph.D. ...     54,000      23,309        911,520      343,306
Harold M. Armstrong,
 Jr.(2) ...................    168,750      32,238      2,643,750      357,744

----------

(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $18.00 per share, less the applicable exercise price.

(2) In connection with his departure from the Company on October 28, 1998, all outstanding stock options held by Mr. Armstrong were exercised and the shares of Common Stock acquired thereby were immediately repurchased by the Company.

EMPLOYEE STOCK AND OTHER BENEFIT PLANS

  1998 Stock Option and Incentive Plan. The 1998 Stock Plan was adopted by the Board of Directors on August 7, 1998 and was approved by the Company's stockholders on August 26, 1998. The following discussion gives effect to such adoption and approval. The 1998 Stock Plan permits (i) the grant of Incentive Options, (ii) the grant of Non-Qualified Options, (iii) the issuance or sale of Common Stock with or without vesting or other restrictions ("Restricted Stock") or without restrictions ("Unrestricted Stock" collectively with Restricted Stock, "Stock Grants"), (iv) the grant of Common Stock upon the attainment of specified performance goals ("Performance Share Awards"), (v) the grant of the right to receive cash dividends with the holders of the Common Stock as if the recipient held a specified number of shares of the Common Stock ("Dividend Equivalent Rights") and (vi) the grant of the right to receive the value of the excess of the fair market value of the Common Stock over the exercise price of the Common Stock ("Stock Appreciation Rights" or "SARs"). These grants may be made to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. The 1998 Stock Plan currently provides for the issuance of 1,379,771 shares of Common Stock plus an additional number of shares of Common Stock equal to fifteen percent (15%) of the shares of stock issued by the Company in the previous six months (measured as of June 30 and December 31 of each year). Of the shares reserved for issuance under the 1998 Stock Plan, no shares were subject to outstanding options or grants as of August 1, 1998. On and after the date the 1998 Stock Plan becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), options with respect to no more than 200,000 shares of Common Stock may be granted to any one individual in any calendar year.

  The 1998 Stock Plan is administered by the Compensation Committee. Subject to the provisions of the 1998 Stock Plan, the Compensation Committee has full power to determine from among the persons eligible for grants under the 1998 Stock Plan the individuals to whom grants will be granted, the combination of grants to participants and the specific terms of each grant, including vesting. Incentive Options may be granted only to officers or other full-time employees of the Company or its subsidiaries, including members of the Board of Directors who are also full-time employees of the Company or its subsidiaries. The Compensation Committee may delegate the power to grant options to non-executive employees to the Company's Chief Executive Officer.

  The exercise price of options granted under the 1998 Stock Plan is determined by the Compensation Committee. In the case of Incentive Options, the exercise price may not be less than 100% of the fair market value of the underlying shares on the date of grant. If any employee of the Company or any subsidiary owns (or is deemed to own) at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary, the option exercise price for Incentive Options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date. Non-Qualified Options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options typically are subject to vesting schedules, terminate 10 years from the date of grant and may be exercised for specified periods subsequent to the termination of the optionee's employment or other service relationship with the Company. At the discretion of the Compensation Committee, any option may include a "reload" feature pursuant to which an optionee exercising an option receives in addition to the number of shares of Common Stock due on the exercise of such an option an additional option with an exercise price equal to the fair market value of the Common Stock on the date such additional option is granted. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Compensation Committee or, in the sole discretion of the Compensation Committee, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker selling the underlying shares from the optionee.

  The 1998 Stock Plan also permits Stock Grants, Performance Share Awards, grants of Dividend Equivalent Rights and SARs. Stock Grants may be made to persons eligible under the 1998 Stock Plan, subject to such conditions and restrictions as the Compensation Committee may determine. Prior to the vesting of shares, recipients of Stock Grants generally will have all the rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 1998 Stock Plan or in any agreement. The Compensation Committee may also make Stock Grants to persons eligible under the 1998 Stock Plan in recognition of past services or other valid consideration, or in lieu of cash compensation. In the case of Performance Share Awards, the issuance of shares of Common Stock will occur only after the conditions and restrictions set forth in the grant agreement are satisfied. SARs may be granted in tandem with, or independently of, Incentive Options or Non-Qualified Options. The Compensation Committee may also grant Dividend Equivalent Rights in conjunction with any other grant made pursuant to the 1998 Stock Plan or as a free standing grant. Dividend Equivalent Rights may be paid currently or deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue further dividends.

  The Compensation Committee may, in its sole discretion, accelerate or extend the date or dates on which all or any particular award or awards granted under the 1998 Stock Plan may be exercised or vest. Generally, upon a dissolution, liquidation or sale of a majority of the outstanding voting stock or substantially all of the assets of the Company, all unvested options, SARs and other awards shall become vested as of the effective date of such transaction, except as the Compensation Committee may otherwise specify with respect to particular awards. Options generally provide for acceleration of vesting in the event the optionee's employment with the Company is terminated by the Company without cause or by the optionee for good reason within 18 months following a change-in-control transaction. To the extent not fully vested and exercised, options granted under the 1998 Stock Plan terminate upon the dissolution, liquidation or sale of a majority of the outstanding voting stock or substantially all of the assets of the Company, except as the parties to any such transaction may otherwise agree in their discretion.

  1992 Stock Option Plan. The Company's 1992 Stock Option Plan (the "1992 Stock Option Plan") was initially approved by the Board of Directors in August 1992 and was subsequently approved by the Company's stockholders. The 1992 Stock Option Plan provides for the issuance of 2,250,000 shares of Common Stock. The 1992 Stock Option Plan permits the grant of stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, ("Incentive Stock Options") and options not intended to so qualify ("Non-qualified Stock Options"). As of November 30, 1998, options to purchase 1,866,006 shares of Common Stock were outstanding under the 1992 Stock Option Plan at a weighted average exercise price of $2.47 per share. Options granted under the 1992 Stock Option Plan (i) generally vest 60% on the third anniversary of the date of grant and an additional 20% on each of the next two anniversaries and (ii) terminate on the tenth anniversary of the date of grant. In connection with this offering, the number of shares of

Common Stock reserved for issuance under the 1992 Stock Option Plan will be reduced to 1,866,006. The Company does not intend to make grants under the 1992 Stock Option Plan after the effective date of this offering.

  The 1992 Stock Option Plan is administered by a committee of the Board of Directors (the "Option Committee"). The Option Committee has the power to amend outstanding stock options so long as such amendment does not adversely affect the holder of the option. The Option Committee may, in its sole discretion, accelerate the vesting of any outstanding stock option, including in the event of a merger, liquidation or sale of substantially all of the assets of the Company.

  1998 Employee Stock Purchase Plan. The Purchase Plan was adopted by the Board of Directors and subsequently approved by the Company's stockholders in August 1998. Up to 300,000 shares of Common Stock may be issued under the Purchase Plan. The Purchase Plan is administered by the Compensation Committee.

  The first offering under the Purchase Plan will begin on July 1, 1999 and end on December 31, 1999. Subsequent offerings will commence on each January 1 and July 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period are eligible to participate in the Purchase Plan. An employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of stock of the Company may not participate in the Purchase Plan.

  During each offering, an employee may purchase shares under the Purchase Plan by authorizing payroll deductions of up to 10% of his cash compensation during the offering period. The maximum number of shares which may be purchased by any participating employee during any offering period is limited to 1,000 shares (as adjusted by the Compensation Committee from time to time). Unless the employee has previously withdrawn from the offering, his accumulated payroll deductions will be used to purchase Common Stock on the last business day of the period at a price equal to 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of Common Stock in any calendar year. No Common Stock has been issued to date under the Purchase Plan.

 Technology Development Incentive Plan. The Company maintains a Technology Development Incentive Plan, the purpose of which is to stimulate and encourage novel innovative technology development, which allows eligible participants to share in awards based on ten percent (10%) of the net revenue (as defined therein) earned by the Company relating to patented technology with respect to which the eligible participant is named as an inventor.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

  The Company has entered into employment agreements with each of the Named Executive Officers (other than Mr. Armstrong, who departed the Company in October 1998). The terms of the agreements are substantially similar, except with respect to minimum annual base salary ($200,000, $120,000 and $115,000 for Dr. D'Ambra, Dr. Meckler and Dr. Trova, respectively) and as set forth below with respect to the termination of employment upon a "change of control." In addition to their annual base salary, the Named Executive Officers will be eligible to receive bonus compensation to be determined at the discretion of the Board of Directors. The agreements have initial employment terms of three years and automatically renew for one year periods thereafter. If the Company elects not to extend an agreement for any reason or if the executive's employment is terminated by the Company without "cause" (as defined) or by the executive upon a material breach of the agreement by the Company, the Company will continue to pay the executive his base salary for one year and will pay to the Executive in monthly installments over such one year period an amount equal to the executive's cash bonus received in respect of the immediately preceding year.

  Upon termination by the Company of the executive's employment without "cause" or upon a resignation by the executive for "good reason" (as defined) or if an employment agreement is not renewed by the Company within twelve months following a "change of control" (as defined), such executive will be entitled to receive a severance amount equal to the sum of
(i) a multiple of the executive's annual base salary, plus (ii) the executive's cash bonus received in respect of the immediately preceding year. The multiples of base salary to be paid by the Company to Dr. D'Ambra, Dr. Meckler and Dr. Trova upon the termination of their employment following a "change of control" are three, one and one times, respectively.

  On October 28, 1998, the Company's former chief financial officer, Harold M. Armstrong, departed from the Company. In connection with Mr. Armstrong's departure, the Company and Mr. Armstrong entered into a letter agreement pursuant to which the Company paid Mr. Armstrong a severance payment equal to his annualized base salary for the 1998 fiscal year and bonus for the 1997 fiscal year. The Company also repurchased a total of 1,131,903 shares of Common Stock from Mr. Armstrong and a trust for the benefit of his family for an aggregate purchase price of approximately $9.9 million, of which $2.0 million was paid in cash and $7.9 million was paid in promissory notes. Upon consummation of this offering, the remaining amounts due under these notes will be repaid from the net proceeds of this offering. The Company is actively searching for a new chief financial officer and expects to fill this position by the end of the first quarter of 1999.

  The Company has also entered into Employment Innovation, Proprietary Information and Post-Employment Activity Agreements with its Named Executive Officers. Each agreement provides that, during the six month period immediately following the termination of his employment with the Company, the Named Executive Officer will not engage, directly or indirectly, in the sale or performance of any services for a customer for whom he performed services at any time during the twelve month period immediately preceding the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Haydu and Dr. Tartaglia are the members of the Compensation Committee. Neither Mr. Haydu nor Dr. Tartaglia are executive officers of the Company. Prior to joining the Company in June 1998, Dr. Kuhla served as a member of the Compensation Committee. While serving as a member of the Compensation Committee, Dr. Kuhla received a consulting fee of $2,500 per quarter unrelated to such service.

                             CERTAIN TRANSACTIONS

  In March 1995, the Company entered into a license agreement with HMRI. Under the terms of the license agreement, the Company granted HMRI an exclusive, worldwide license to any patents issued to the Company related to its original 1993 TAM U.S. patent application. Pursuant to the license agreement, HMRI paid the Company $15.6 million, $2.5 million, $1.0 million and $200,000 in milestones and royalties in the nine months ended September 30, 1998, and the years ended December 31, 1997, 1996 and 1995, respectively. HMRI is also obligated to pay ongoing royalties to the Company based upon sales of fexofenadine HCl. In connection with the transactions contemplated by the license agreement, HMRI purchased 1,084,821 shares of Common Stock for a total purchase price of $2.0 million. The Company granted HMRI demand registration rights with respect to such shares whereby HMRI has the right (i) on any one occasion beginning six months after completion of this offering to require the Company to register its shares under the Securities Act for resale to the public (provided that the aggregate offering price of such shares must be at least $3.0 million), (ii) to require the Company to register its shares on a "shelf" registration statement in the event the Company registers shares held by Dr. D'Ambra and or Mr. Opalka under certain specified circumstances and
(iii) to require the Company to include shares held by HMRI on registration statements independently filed by the Company, subject to certain restrictions. In addition, the Company has agreed to indemnify HMRI, its subsequent transferees, and any underwriters and each of their controlling persons, against claims and liabilities, including claims and liabilities arising under the securities laws.

  Dr. D'Ambra is entitled to payments under the Company's Technology Development Incentive Plan for amounts paid to the Company under the license agreement with HMRI. Under this plan, Dr. D'Ambra has received or is entitled to receive $1.4 million, $253,000, $100,000 and $200,000 in the nine months ended September 30, 1998, and the years ended December 31, 1997, 1996 and 1995, respectively. Pursuant to the Company's Technology Development Incentive Plan, Dr. D'Ambra is entitled to receive 10% of all royalties paid to the Company under the HMRI license agreement.

  On October 28, 1998, the Company's former chief financial officer, Harold M. Armstrong, departed from the Company. In connection with Mr. Armstrong's departure, the Company and Mr. Armstrong entered into a letter agreement pursuant to which the Company paid Mr. Armstrong a severance payment equal to his annualized base salary and bonus for the 1998 fiscal year. The Company also repurchased a total of 1,131,903 shares of Common Stock from Mr. Armstrong and a trust for the benefit of his family for an aggregate purchase price of approximately $9.9 million, of which $2.0 million was paid in cash and $7.9 million was paid in promissory notes. Upon consummation of this offering, the remaining amounts due under these notes will be repaid from the net proceeds of this offering. The Company is actively searching for a new chief financial officer and expects to fill this position by the end of the first quarter of 1999.

  The Company is a party to an agreement with Stiefel Laboratories, Inc. ("Stiefel"), the beneficial owner of 11.8% of the outstanding shares of Common Stock prior to giving effect to this offering, whereby the Company granted Stiefel participation rights with respect to certain future issuances of securities by the Company. This agreement will terminate upon completion of this offering. The Company received $65,000 from Stiefel for services rendered in the ordinary course of business during 1996.

  The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November 30, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby of
(i) each person known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock, (ii) each director and the Named Executive Officers of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                          PERCENTAGE OF
                                                  SHARES BENEFICIALLY OWNED(1)
                              NUMBER OF SHARES  ---------------------------------
NAME OF BENEFICIAL OWNER(2)  BENEFICIALLY OWNED BEFORE OFFERING AFTER OFFERING(3)
---------------------------  ------------------ --------------- -----------------
Thomas E. D'Ambra,
 Ph.D.(4).................       4,335,378           43.3%            35.5%
Chester J. Opalka(5)......       2,147,728           21.4             17.6
Hoechst
 Aktiengesellschaft(6)....       1,627,231           16.2             13.3
Charles W. Stiefel(7).....       1,260,000           11.8              9.8
Harold Meckler, Ph.D.(8)..          54,000              *                *
Michael P. Trova,
 Ph.D.(9).................          54,000              *                *
Anthony P. Tartaglia,
 M.D.(10).................          31,128              *                *
Donald E. Kuhla,
 Ph.D.(11)................          30,341              *                *
Frank W. Haydu(12)........           1,125              *                *
All executive officers and
 directors as a group (10
 persons)(13).............       6,653,700           65.5             54.5

----------
   * Less than 1%.

 (1) All percentages have been determined as of November 30, 1998 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of November 30, 1998, a total of 10,015,224 shares of Common Stock were issued and outstanding and 1,258,972 options to acquire Common Stock were exercisable within 60 days of November 30, 1998.

 (2) The address of all listed stockholders other than Hoechst Aktiengesellschaft and Charles W. Stiefel is c/o Albany Molecular Research, Inc., 21 Corporate Circle, Albany, New York 12203. The address of Hoechst Aktiengesellschaft is c/o Hoechst Marion Roussel, Inc., 10236 Marion Park Drive, Kansas City, Missouri 64137. The address of Charles W. Stiefel is c/o Stiefel Laboratories, Inc., 255 Alhambra Circle, Suite 1000, Coral Gables, Florida 33134.
 (3) Assumes no exercise of the Underwriters' over-allotment option.

 (4) Includes 1,719,164 shares held by the Thomas E. D'Ambra GRAT I trust of which Dr. D'Ambra serves as the trustee. By virtue of his position as trustee, Dr. D'Ambra may be deemed to be the beneficial owner of all shares held by such trust. Excludes 45,859 shares subject to options not exercisable within 60 days.

 (5) Includes 409,995 shares held by the Chester T. Opalka 1997 Retained Annuity Trust of which Mr. Opalka serves as a co-trustee. By virtue of his position as a co-trustee, Mr. Opalka may be deemed to be the beneficial owner of all shares held by such trust. Excludes 15,704 shares subject to options not exercisable within 60 days.

 (6) Hoechst Aktiengesellschaft is a publicly-held company and the parent of Hoechst Marion Roussel Aktiengesellschaft, a German corporation ("HMRA"). HMRA, in turn, is the parent of both HMR Pharma, Inc., a Delaware corporation, and Hoechst Marion Roussel, S.A., a French corporation, which together own all of the outstanding shares of Hoechst Marion Roussel, Inc., the holder of record of these shares.

 (7) Includes 630,000 shares subject to options exercisable within 60 days. Charles W. Stiefel may be deemed to be the beneficial owner of all of the shares beneficially held by Stiefel Laboratories, Inc., the holder of record of these shares.

 (8) Includes 54,000 shares subject to options exercisable within 60 days. Excludes 47,047 shares subject to options not exercisable within 60 days.

 (9) Includes 36,000 shares subject to options exercisable within 60 days. Excludes 23,309 shares subject to options not exercisable within 60 days.

(10) Includes 28,125 shares subject to options exercisable within 60 days. Excludes 11,250 shares subject to options not exercisable within 60 days.

(11) Includes 28,125 shares subject to options exercisable within 60 days. Excludes 118,125 shares subject to options not exercisable within 60 days.

(12) Excludes 5,625 shares subject to options not exercisable within 60 days.

(13) Includes 146,250 shares subject to options exercisable within 60 days. Excludes 334,756 shares subject to options not exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  Upon completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, of which 12,215,224 shares will be issued and outstanding, and 2,000,000 shares of undesignated preferred stock issuable in one or more series by the Board of Directors ("Preferred Stock"), of which no shares will be issued and outstanding.

  Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Any issuance of Preferred Stock with a dividend preference over Common Stock could adversely affect the dividend rights of holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to any voting rights of the holders of any then outstanding Preferred Stock. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the offering, fully paid and non-assessable.

  The Company's Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-laws (the "By-Laws"), which will be effective upon completion of this offering provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of any Preferred Stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of any Preferred Stock to elect directors, and to remove any director whom the holders of any Preferred Stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

  Undesignated Preferred Stock. The Board of Directors of the Company is authorized, without further action of the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Company's Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

  The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Common Stock.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

  A number of provisions of the Certificate and By-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, including takeovers which stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

  Meetings of Stockholders. The By-laws provide that a special meeting of stockholders may be called only by the Chairman or a majority of Board of Directors unless otherwise required by law. The By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, the By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

  No Stockholder Action by Written Consent. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  Indemnification and Limitation of Liability. The By-laws provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Company also entered into indemnification agreements with each of its directors reflecting the foregoing and requiring the advancement of expenses in proceedings involving the directors in most circumstances.

  Amendment of the Certificate. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by a majority (or 80% in the case of any proposed amendment to the provisions of the Certificate relating to the composition of the Board or amendments of the Certificate) of the total votes eligible to be cast by holders of voting stock with respect to such amendment.

  Amendment of By-laws. The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting shares with respect to such amendment or repeal.

  Ability to Adopt Shareholder Rights Plan. The Board of Directors may in the future resolve to issue shares of Preferred Stock or rights to acquire such shares to implement a shareholder rights plan. A shareholder rights plan typically creates voting or other impediments which are intended to discourage persons seeking to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise if such change in control is not in the best interest of the Company and its stockholders. The Board of Directors has no present intention of adopting a shareholder rights plan and is not aware of any attempt to obtain control of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

  Upon completion of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate nor the By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have a total of 12,215,224 shares of Common Stock outstanding. Of these shares, the 2,200,000 shares of Common Stock offered hereby will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell such shares under Rule 144 under the Securities Act. The remaining 10,015,224 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.

  Of the Restricted Shares, 9,979,561 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act beginning 90 days after the date of this Prospectus, and 35,663 shares of Common Stock will become eligible for sale in the public market pursuant to Rule 144 at various times thereafter.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 122,152 shares upon completion of the offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

  Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to the exercise of options outstanding prior to this offering or the grant of Common Stock prior to this offering pursuant to written compensation plans or contracts may be resold by persons other than affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period requirement.

  The Company's executive officers and directors and stockholders, who in the aggregate hold 9,953,199 shares of Common Stock and options to purchase 1,787,976 shares of Common Stock, have agreed, pursuant to certain Lock-up Agreements, that until 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant an option to purchase, make a distribution of, or otherwise dispose of, any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, otherwise than (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing as a condition precedent to such gift or gifts to be bound by the terms of the Lock-up Agreements, or (ii) with the prior written consent of ING Baring Furman Selz LLC. In addition, the Company has agreed that, without the prior written consent of ING Baring Furman Selz LLC on behalf of the Underwriters, the Company will not, directly or indirectly, sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities, convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, or enter into any swap or other agreement that transfers, in whole or in part any of the economic consequences or ownership of Common Stock, during the 180-day period following the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and may issue shares of Common Stock in connection with certain acquisition transactions, provided such shares are subject to the 180-day Lock-up Agreement.

  As of November 30, 1998, 1,379,771 shares of Common Stock were reserved for issuance under the 1998 Stock Plan, of which no shares were issuable upon the exercise of outstanding stock options, 2,250,000 shares of Common Stock were reserved for issuance under the 1992 Stock Option Plan, of which 1,174,443 shares were issuable upon the exercise of outstanding stock options, 300,000 shares of Common Stock were reserved for issuance under the Purchase Plan and 691,563 shares were issuable upon the exercise of outstanding stock options granted pursuant to stand alone option agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Employee Stock and Other Benefit Plans--1998 Stock Option and Incentive Plan," "--1992 Stock Option Plan" and "--1998 Employee Stock Purchase Plan." The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to the 1998 Stock Plan or the Purchase Plan. The Company expects to file this registration statement within approximately 90 days following the date of this Prospectus, and such registration statement will become effective upon filing. Shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the Lock-up Agreements described above.

  Prior to this offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom ING Baring Furman Selz LLC and Hambrecht & Quist LLC are acting as representatives (the "Representatives") has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                     NUMBER OF
                                                                     SHARES OF
           NAME                                                     COMMON STOCK
           ----                                                     ------------
      ING Baring Furman Selz LLC. .................................
      Hambrecht & Quist LLC. ......................................
                                                                     ---------
        Total......................................................  2,200,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of not in excess of $   per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $   per share to certain brokers and dealers. After the shares of
Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 330,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments, if any, in connection with the sale of the 2,200,000 shares of Common Stock offered hereby.

  The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of ING Baring Furman Selz LLC, except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock plans and upon exercise of outstanding options and warrants. In addition, the Company's executive officers and directors and stockholders, who in the aggregate hold 9,953,199 shares of Common Stock and options to purchase 1,787,976 shares of Common Stock, have agreed, pursuant to certain Lock-up Agreements, that until 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant an option to purchase, make a distribution of, or otherwise dispose of, any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, otherwise than (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing as a condition precedent to such gift or gifts to be bound by the terms of the Lock-up Agreements, or (ii) with the prior written consent of ING Baring Furman Selz LLC.

  The Representatives of the Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

  In connection with this offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock. Syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in this offering. The Underwriters also may impose a penalty bid, whereby the syndicate may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in this offering for their account if the syndicate repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be affected on Nasdaq, in the over-the-counter market or otherwise, and may, if commenced, be discontinued at any time.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Common Stock has been approved for quotation and trading on the Nasdaq National Market upon completion of this offering under the symbol "AMRI."

  The Company has agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar llp, Boston, Massachusetts. Certain legal matters related to this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Albany Molecular Research, Inc. as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 have been audited by KPMG Peat Marwick LLP and have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The statements in this Prospectus under the captions "Risk Factors-- Proprietary Technology; Unpredictability of Patent Protection" and "Business-- Allegra/Telfast Royalty and Licensing Arrangement" and "--Patents and Proprietary Rights" have been reviewed and approved by Ostrolenk, Faber, Gerb & Soffen, LLP, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                            ADDITIONAL INFORMATION

  The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants (which, after this offering, will include the Company) that file electronically with the Commission (at http://www.sec.gov).

  Immediately following this offering, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. As long as the Company is subject to such periodic reporting and information requirements, it will file with the Commission all reports, proxy statements, and other information required thereby. The Company intends to furnish holders of the Common Stock with annual reports containing financial statements audited by an independent certified public accounting firm.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        ALBANY MOLECULAR RESEARCH, INC.

                                                                            PAGE
                                                                            ----
Report of KPMG Peat Marwick LLP, Independent Public Accountants...........  F-2
Consolidated Balance Sheets at December 31, 1996 and 1997 and September
 30, 1998 (unaudited).....................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1995, 1996 and 1997 and the Nine Months Ended September 30, 1997 and 1998
 (unaudited)..............................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1995, 1996 and 1997 and for the Nine Months Ended
 September 30, 1998 (unaudited)...........................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997 and the Nine Months Ended September 30, 1997 and 1998
 (unaudited)..............................................................  F-6
Notes to Consolidated Financial Statements................................  F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Albany Molecular Research, Inc.:

  We have audited the accompanying consolidated balance sheets of Albany Molecular Research, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Albany Molecular Research, Inc. at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Albany, New York
April 2, 1998, except for note 15

 which is as of November 30, 1998

                        ALBANY MOLECULAR RESEARCH, INC.

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         -----------------------  SEPTEMBER 30,
                                            1996        1997          1998
                                         ----------  -----------  -------------
ASSETS                                                             (UNAUDITED)
Current assets:
 Cash and cash equivalents.............. $1,259,555  $ 1,261,518   $ 2,831,019
 Certificate of deposit.................     52,551      --            --
 Accounts receivable, (net of allowance
  of for doubtful accounts of $0 and
  $114,000 at December 31, 1996 and
  1997, respectively, and $0 at
  September 30, 1998)...................    851,959    1,976,637     2,830,357
 Current installment of notes
  receivable (Note 14)..................     --          --            104,832
 Royalty income receivable..............     --          --          3,241,317
 Investment securities, available-for-
  sale (Note 5).........................  1,734,899    1,949,546     2,030,326
 Interest receivable....................     25,156       25,961        30,571
 Inventory..............................    266,208      317,789       569,346
 Unbilled services......................    202,122      192,822       202,683
 Refundable income taxes................     --          312,377       --
 Prepaid expenses.......................     38,132      131,798       672,368
                                         ----------  -----------   -----------
   Total current assets.................  4,430,582    6,168,448    12,512,819
Property and equipment:
 Laboratory equipment and fixtures......  2,981,155    3,323,232     7,820,403
 Office equipment.......................    453,823      840,256     1,634,785
 Leasehold improvements.................    983,264    1,000,120     2,710,919
 Construction-in-progress...............     --           76,574     2,534,959
                                         ----------  -----------   -----------
                                          4,418,242    5,240,182    14,701,066
  Accumulated depreciation and
   amortization.........................   (591,698)  (1,265,255)   (1,982,935)
                                         ----------  -----------   -----------
   Net property and equipment...........  3,826,544    3,974,927    12,718,131
Other assets:
 Patents and patent application costs...    127,145      212,291       335,214
 Licensing rights.......................     26,513       23,567        21,358
 Customer list..........................     --          --             98,333
 Notes receivable, excluding current
  installment (Note 14).................     --          --             80,000
 Deposits...............................     16,810       16,810        16,810
 Deferred income tax benefit (Note 6)...     68,142      230,000       --
 Other assets...........................      4,909        3,291         6,877
                                         ----------  -----------   -----------
   Total other assets...................    243,519      485,959       558,592
                                         ----------  -----------   -----------
   Total assets......................... $8,500,645  $10,629,334   $25,789,542
                                         ==========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
  expenses.............................. $  322,754  $   898,256   $ 2,298,407
 Income taxes payable (Note 6)..........    338,684      --            386,852
 Unearned income........................    135,377      212,008       851,394
 Customer deposits......................    165,000      202,293       182,293
 Current installments of obligation
  under capital lease...................      3,550        1,256       --
 Current installments of long-term debt
  (Note 3)..............................    454,683      448,005        81,979
                                         ----------  -----------   -----------
   Total current liabilities............  1,420,048    1,761,818     3,800,925
Long-term liabilities:
 Obligation under capital lease,
  excluding current installments........      1,256      --            --
 Long-term debt, excluding current
  installments (Note 3).................  2,373,708    1,775,703     5,137,577
 Deferred income taxes (Note 6).........    295,119      437,631       534,824
                                         ----------  -----------   -----------
   Total liabilities....................  4,090,131    3,975,152     9,473,326
Commitments (Notes 7, 9 and 11)
Stockholders' equity:
 Preferred stock, $0.01 par value,
  authorized 1,000,000 shares, issued
  and outstanding 100,000 shares........      1,000        1,000         1,000
 Common stock, $0.01 par value,
  authorized 10,000,000 shares; issued
  and outstanding 10,755,327 at
  December 31, 1996, 10,770,767 shares
  at December 31, 1997 and 10,900,444
  shares at September 30, 1998..........    107,553      107,707       109,004
 Additional paid-in capital.............  2,584,152    2,607,593     2,952,293
 Retained earnings......................  1,694,164    3,883,379    13,183,538
 Accumulated other comprehensive
  income................................     23,645       54,503        70,381
                                         ----------  -----------   -----------
   Total stockholders' equity...........  4,410,514    6,654,182    16,316,216
                                         ----------  -----------   -----------
   Total liabilities and stockholders'
    equity.............................. $8,500,645  $10,629,334   $25,789,542
                                         ==========  ===========   ===========

          See Accompanying Notes to Consolidated Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   NINE MONTHS
                              YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,
                          ----------------------------------  -----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  -----------
                                                                   (UNAUDITED)
Contract revenue........  $3,315,930  $6,177,371  $8,805,066  $6,322,843  $10,165,244
Reimbursed expenses.....    (356,664)   (916,027)   (701,034)   (503,416)    (515,900)
                          ----------  ----------  ----------  ----------  -----------
Net contract revenue....   2,959,266   5,261,344   8,104,032   5,819,427    9,649,344
Cost of contract
 revenue................   1,350,158   2,834,760   4,334,245   3,126,705    5,319,992
                          ----------  ----------  ----------  ----------  -----------
Gross profit from
 contract revenue.......   1,609,108   2,426,584   3,769,787   2,692,722    4,329,352
                          ----------  ----------  ----------  ----------  -----------
Other operating revenue:
  Non-recurring
   licensing fees,
   milestones and
   royalties (Note 9)...     200,000   1,000,000   2,500,000   2,500,000    7,368,921
  Recurring royalties
   (Note 9).............      --          --          30,871         639    8,278,161
  Technology incentive
   award (Note 11)......    (200,000)   (100,000)   (253,093)   (250,069)  (1,434,631)
                          ----------  ----------  ----------  ----------  -----------
    Other operating
     revenue, net.......      --         900,000   2,277,778   2,250,570   14,212,451
                          ----------  ----------  ----------  ----------  -----------
Operating expenses:
  Research and
   development..........      36,628     244,812     626,471     443,009      535,069
  Selling, general and
   administrative.......     882,570   1,219,144   2,246,391   1,400,711    3,162,339
                          ----------  ----------  ----------  ----------  -----------
    Total operating
     expenses...........     919,198   1,463,956   2,872,862   1,843,720    3,697,408
                          ----------  ----------  ----------  ----------  -----------
Income from operations..     689,910   1,862,628   3,174,703   3,099,572   14,844,395
                          ----------  ----------  ----------  ----------  -----------
Other income (expense):
  Interest expense......     (53,882)   (137,967)   (175,969)   (133,987)    (176,865)
  Interest income.......      91,532     126,474     163,051     110,290      292,956
  Realized gain on sale
   of investment
   securities...........       6,053       3,895      --          --          --
  Other non-operating
   income (expense).....      (1,262)     16,235     (25,629)    (14,182)       4,011
                          ----------  ----------  ----------  ----------  -----------
    Total other income
     (expense)..........      42,441       8,637     (38,547)    (37,879)     120,102
                          ----------  ----------  ----------  ----------  -----------
Income before income tax
 expense................     732,351   1,871,265   3,136,156   3,061,693   14,964,497
Income tax expense (Note
 6).....................     252,805     637,476     946,941     922,374    5,664,338
                          ----------  ----------  ----------  ----------  -----------
Net income..............  $  479,546  $1,233,789  $2,189,215  $2,139,319  $ 9,300,159
                          ==========  ==========  ==========  ==========  ===========
Basic earnings per
 share..................  $     0.05  $     0.12  $     0.20  $     0.20  $      0.86
Diluted earnings per
 share..................  $     0.04  $     0.10  $     0.18  $     0.18  $      0.76

          See Accompanying Notes to Consolidated Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE NINE MONTHS ENDED
                      SEPTEMBER 30, 1998 (UNAUDITED)

                                  PREFERRED STOCK           COMMON STOCK
                                  ---------------- ------------------------------
                                                                                   ACCUMULATED
                                   NUMBER   $0.01    NUMBER    $0.01   ADDITIONAL     OTHER       RETAINED
                    COMPREHENSIVE    OF      PAR       OF       PAR     PAID-IN   COMPREHENSIVE   EARNINGS
                       INCOME      SHARES   VALUE    SHARES    VALUE    CAPITAL      INCOME     (DEFICIENCY)     TOTAL
                    ------------- -------- ------- ---------- -------- ---------- ------------- ------------  -----------
Balance at
 December 31, 1994
 (Note 15)........   $   --        100,000 $ 1,000  8,856,059 $ 88,561 $  495,157  $   --       $   (19,171)  $   565,547
  Issuance of
   common stock...       --          --      --     1,736,030   17,360  2,058,213      --            --         2,075,573
  Net unrealized
   gain on
   securities
   available-for-
   sale, net of
   tax............       30,067      --      --        --        --        --          30,067        --            30,067
  Tax effect of
   incentive stock
   options held
   less than one
   year...........       --          --      --        --        --         5,030      --            --             5,030
  Net income for
   1995...........      479,546      --      --        --        --        --          --           479,546       479,546
                     ----------   -------- ------- ---------- -------- ----------  ----------   -----------   -----------
Balance at
 December 31,
 1995.............   $  509,613    100,000 $ 1,000 10,592,089 $105,921 $2,558,400  $   30,067   $   460,375   $ 3,155,763
  Issuance of
   common stock...       --          --      --       163,238    1,632     23,055      --            --            24,687
  Change in
   unrealized gain
   on securities
   available-for-
   sale, net of
   tax............      (6,422)      --      --        --        --        --          (6,422)       --            (6,422)
  Tax effect of
   incentive stock
   options held
   less than one
   year...........       --          --      --        --        --         2,697      --            --             2,697
  Net income for
   1996...........    1,233,789      --      --        --        --        --          --         1,233,789     1,233,789
                     ----------   -------- ------- ---------- -------- ----------  ----------   -----------   -----------
Balance at
 December 31,
 1996.............   $1,227,367    100,000 $ 1,000 10,755,327 $107,553 $2,584,152  $   23,645   $ 1,694,164   $ 4,410,514
  Issuance of
   common stock...       --          --      --        15,440      154     23,441      --            --            23,595
  Change in
   unrealized gain
   on securities
   available-for-
   sale, net of
   tax............       30,858      --      --        --        --        --          30,858        --            30,858
  Net income for
   1997...........    2,189,215      --      --        --        --        --          --         2,189,215     2,189,215
                     ----------   -------- ------- ---------- -------- ----------  ----------   -----------   -----------
Balance at
 December 31,
 1997.............   $2,220,073    100,000 $ 1,000 10,770,767 $107,707 $2,607,593  $   54,503   $ 3,883,379   $ 6,654,182
  Issuance of
   common stock...       --          --      --       129,677    1,297    344,700      --            --           345,997
  Change in
   unrealized gain
   on securities
   available-for-
   sale, net of
   tax............       15,878      --      --        --        --        --          15,878        --            15,878
  Net income for
   period.........    9,300,159      --      --        --        --        --          --         9,300,159     9,300,159
                     ----------   -------- ------- ---------- -------- ----------  ----------   -----------   -----------
Balance at
 September 30,
 1998.............   $9,316,037    100,000 $ 1,000 10,900,444 $109,004 $2,952,293  $   70,381   $13,183,538   $16,316,216
                     ==========   ======== ======= ========== ======== ==========  ==========   ===========   ===========

          See Accompanying Notes to Consolidated Financial Statements

                        ALBANY MOLECULAR RESEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      NINE MONTHS
                                YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                          -------------------------------------  -----------------------
                             1995         1996         1997         1997        1998
                          -----------  -----------  -----------  ----------  -----------
                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $   479,546  $ 1,233,789  $ 2,189,215  $2,139,319  $ 9,300,159
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation and
   amortization.........      127,358      379,327      689,472     507,803      740,621
  Net realized gain on
   security
   transactions.........       (6,053)      (3,895)     --           --          --
  Net loss on sale of
   assets...............      --             1,578        9,398       9,398      --
  Provision for doubtful
   accounts.............      --           --           114,000      23,000      (30,000)
  Deferred income tax
   (benefit) expense....       94,131      164,927      (39,919)    (45,952)     316,609
  Tax effect of stock
   sale from stock
   options held less
   than one year........        5,030        2,697      --           --          --
  Write-off of licensing
   costs................       73,083      --           --           --          --
  (Increase) decrease
   in:
    Accounts
     receivable.........     (759,876)      35,622   (1,215,678)   (694,729)    (945,483)
    Royalty income
     receivable.........      --           --           --           --       (3,241,317)
    Inventory, prepaid
     expenses and
     refundable income
     taxes..............     (118,682)     (88,425)    (457,624)   (168,792)    (479,750)
    Interest
     receivable.........      (17,540)      (7,616)        (805)     (2,727)      (4,610)
    Due from
     shareholder........        5,197      --           --           --          --
    Unbilled services...     (114,426)      (6,009)       9,300    (120,261)      (9,862)
  Increase (decrease)
   in:
    Accounts payable and
     accrued expenses...      241,861      (14,055)     575,502     283,288    1,400,150
    Customer deposits...      135,000       30,000       37,293      17,300      (20,000)
    Unearned income.....       70,623       44,754       76,631      92,123      639,386
    Income taxes
     payable............      --           338,684     (338,684)    233,905      386,852
                          -----------  -----------  -----------  ----------  -----------
Net cash provided by
 operating activities...      215,252    2,111,378    1,648,101   2,273,675    8,052,755
                          -----------  -----------  -----------  ----------  -----------
INVESTING ACTIVITIES
  (Increase) decrease in
   certificate of
   deposit..............      (51,080)      (1,472)      52,551      52,551      --
  Purchases of
   investment
   securities...........   (3,040,166)    (274,146)    (163,216)   (162,014)     (54,315)
  Proceeds from sales of
   investment
   securities...........    1,183,303      445,467      --           --          --
  Purchases of property
   and equipment........   (1,204,907)  (2,596,060)    (869,954)   (500,979)  (9,460,885)
  Proceeds from sale of
   equipment............      --             1,500        4,265       4,265      --
  Payments for
   deposits.............       (1,022)     --           --           --          --
  Purchase of customer
   list.................      --           --           --           --         (118,000)
  Payments for
   organizational
   costs................      --           --           --           --           (4,650)
  Payments for patent
   application costs....      (97,518)     (39,185)     (85,146)    (47,079)    (122,923)
                          -----------  -----------  -----------  ----------  -----------
Net cash used in invest-
 ing activities.........   (3,211,390)  (2,463,896)  (1,061,500)   (653,256)  (9,760,773)
                          -----------  -----------  -----------  ----------  -----------

                        ALBANY MOLECULAR RESEARCH, INC.

                                                                    NINE MONTHS
                               YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,
                          -----------------------------------  -----------------------
                             1995        1996         1997        1997        1998
                          ----------  -----------  ----------  ----------  -----------
                                                                    (UNAUDITED)
FINANCING ACTIVITIES
  Principal payments on
   long-term debt and
   notes payable........  $  (83,090) $(2,163,883) $ (604,683) $ (490,446) $(2,004,152)
  Principal payments
   under capital lease
   obligations..........      (4,771)      (3,478)     (3,550)     (2,633)      (1,256)
  Proceeds from
   borrowings under
   long-term debt and
   notes payable........   1,000,000    3,720,000      --          --        5,000,000
  Payment for deferred
   financing costs......      (1,750)     --           --          --           36,930
  Disbursements on notes
   receivable...........      --          --           --          --         (100,000)
  Proceeds from sale of
   common stock.........   2,075,573       24,687      23,595      22,769      345,997
                          ----------  -----------  ----------  ----------  -----------
Net cash provided by
 (used in) financing
 activities.............   2,985,962    1,577,326    (584,638)   (470,310)   3,277,519
                          ----------  -----------  ----------  ----------  -----------
Increase (decrease) in
 cash and cash
 equivalents............     (10,176)   1,224,808       1,963   1,150,109    1,569,501
Cash and cash
 equivalents at
 beginning of period....      44,923       34,747   1,259,555   1,259,555    1,261,518
                          ----------  -----------  ----------  ----------  -----------
Cash and cash
 equivalents at end of
 period.................  $   34,747  $ 1,259,555  $1,261,518  $2,409,664  $ 2,831,019
                          ==========  ===========  ==========  ==========  ===========
NONCASH ITEMS:
  Common stock issued
   for purchase of
   customer list........  $   --       $   --      $   --      $   --      $   100,000
  Common stock issued
   for relocation
   incentive............  $   --       $   --      $   --      $   --      $   200,000
  Property acquired
   under capital lease..  $   10,059   $   --      $   --      $   --       $   --
  Increase (decrease) in
   net unrealized gain
   on securities
   available-for-sale,
   net of tax...........  $   30,067  $    (6,422) $   30,858  $  (19,378) $    15,878
ADDITIONAL DISCLOSURES
 RELATIVE TO CASH FLOWS:
  Interest paid.........  $   53,882  $   120,058  $  175,616  $  133,987  $   176,865
  Income taxes paid.....  $  153,643  $    91,800  $1,637,921  $  734,421  $ 4,648,499
  Property and equipment
   depreciation
   expense..............  $  124,395  $   368,738  $  684,909  $  504,379  $   717,680

          See Accompanying Notes to Consolidated Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  The Company is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company offers services traditionally provided by the chemistry divisions within pharmaceutical companies, including medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. In addition to these contract services, the Company conducts a limited amount of proprietary research and development.

 Basis of Consolidation

  The consolidated financial statements include the accounts of Albany Molecular Research, Inc. and its wholly-owned subsidiary, Albany Molecular Research Export, Inc. (formed in April 1998). All intercompany balances and transactions have been eliminated during consolidation.

 Use of Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results can vary from these estimates.

 Revenue Recognition

  The Company recognizes net revenue from its fixed fee type contracts on a percentage-of-completion basis, and other types of contracts on a per diem basis as work is performed. In general, provisions include predetermined payment schedules, or the submission of appropriate billing detail establishing prerequisites for billings. Unbilled services arise when services have been rendered under these contracts but customers have not been billed. Similarly, unearned income represents prebilling for services that have not yet been billed. Any losses on contracts are recorded when they are determinable and estimable.

  The Company recognizes revenue from licensing fees, milestones and royalties when the earnings process has been deemed completed and any uncertainties regarding potential revenue have been resolved.

 Credit Risk

  The Company provides credit in the normal course of business to its customers, substantially all of which are in the pharmaceutical and biotechnology industries. To reduce credit risk, the Company generally requires advance payments on contracts.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and consist primarily of organic chemicals used as raw materials in the production process.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

 Property and Equipment

  Property and equipment are stated at cost and depreciated on the straight-line method over their estimated lives, generally three to seven years. The Company utilizes accelerated depreciation methods for tax purposes over the minimum statutory period allowed.

 Organization Costs

  Organization costs are amortized over 60 months.

 Patents and Patent Application Costs

  The costs of patents issued and acquired are being amortized on the straight-line method over the estimated remaining lives of the issued patents, generally 17 years. Patent application and processing costs are capitalized and will be amortized over the estimated life once a patent is acquired or expensed in the period the patent application is denied.

 Licensing Rights

  The costs of licensing rights are being amortized on the straight-line method over the term of the license agreement, but not in excess of fifteen years. Licensing costs are accumulated and amortized once the license agreement is executed. Licensing costs are written off in the period the licensing rights are canceled or are determined not to provide future benefits.

 Deferred Financing Costs

  The costs of acquiring long-term debt obligations are being amortized on the straight-line method over the term of the obligation, ranging from five to seven years.

 Research and Development

  Research and development costs are charged to operations when incurred and are included in operating expenses.

 Income Taxes

  The Company applies the asset/liability method of accounting for income taxes, in which deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Investments

  The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable investment securities at December 31, 1997 consisted of state and political subdivision obligations, corporate debt obligations, and bond mutual funds, with the Company holding all of these securities as available-for-sale.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

  Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are determined using the specific identification method.

 Interim Financial Data (unaudited)

  The interim financial data for the nine months ended September 30, 1997 and 1998 included in the accompanying financial statements is unaudited; however, in the opinion of the Company, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

 Comprehensive Income

  On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. In the case of the Company, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains and losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gain on securities available-for-sale as of the balance sheet dates. All periods for which the Company has presented financial information contain the prescribed disclosures.

 Reclassifications

  Certain amounts in the prior year financial statements have been reclassified to conform to the presentation in the 1997 financial statements.

 Preferred Stock

  The Company's preferred stock is convertible in connection with and subject to an initial public offering by the Company at 20 preferred shares to nine common shares. For purposes of diluted earnings per share calculations, all preferred shares are assumed converted to their common stock equivalents.

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. Management does not anticipate that the adoption of this Statement will have a material effect on the Company's financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)
derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not anticipate that the adoption of this Statement will have a material effect on the Company's financial statements.

  In 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities (SOP 98-5). SOP 98-5 requires that the costs of start-up activities including organizational costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Management does not anticipate that the adoption of this Statement will have a material effect on the Company's financial statements.

2. LEASE COMMITMENTS

  The Company has a long-term operating lease for its office and laboratory facilities with a shareholder of the Company. The present lease commenced in December 1997 and expires in November 2007, with average monthly rental payments of $23,000. The lease contains a ten-year renewal option with six months' prior notice. The Company currently holds an option to purchase the property for $3.5 million. The Company is responsible for paying for the cost of utilities, operating costs, and property taxes.

  The Company also leases laboratory facilities under a separate agreement with a non-related party that expires June 2001 at a monthly rate of $15,000.

  Minimum future payments under noncancelable operating leases as of December 31, 1997 are as follows:

       1998......................................................... $  409,687
       1999.........................................................    465,103
       2000.........................................................    464,488
       2001.........................................................    373,670
       2002.........................................................    283,652
       Thereafter...................................................  1,353,435
                                                                     ----------
       Total minimum future lease payments.......................... $3,350,035
                                                                     ==========

  Rental expense amounted to approximately $93,000, $173,000 and $240,000 during 1995, 1996 and 1997, respectively, and $181,000 and $433,000, for the nine months ended September 30, 1997 and 1998, respectively.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

3. LONG-TERM DEBT

  Long-term debt is comprised as follows:

                                               DECEMBER 31,
                                           ---------------------
                                                                 SEPTEMBER 30,
                                              1996       1997        1998
                                           ---------- ---------- -------------
Revolving line of credit from a bank with
 a total commitment of $15 million.The
 revolving line of credit will convert to
 a five year term loan in July 2001.
 Interest on the credit facility is
 payable monthly at either the bank's
 prime rate less 200 basis points or the
 London Interbank Offer Rate (LIBOR) plus
 50 basis points (the interest rate on the
 credit facility was 6.14% at September
 30, 1998). Principal payments are due
 after the facilities' conversion to the
 term loan................................ $   --     $   --      $5,000,000
Note payable to a bank in monthly
 installments of $29,762, through October
 2003, plus interest at LIBOR plus 1.75%
 (7.44% at December 31, 1997) ............  2,440,478  1,933,333      --
Note payable to the New York Job
 Development Authority in monthly
 installments of $4,747 including interest
 at 5.25%, through June 1, 2001...........    227,841    181,747     145,557
Subordinated note payable to the Albany
 Local Development Corporation in monthly
 installments of $2,970 including interest
 at 7.00%, through December 1, 2000.......    124,035     96,194      73,999
Subordinated note payable to the Albany
 Local Development Corporation in monthly
 installments of $2,115 including interest
 at 7.00%, through June 1, 1998...........     36,037     12,434      --
                                           ---------- ----------  ----------
Total long-term debt......................  2,828,391  2,223,708   5,219,556
Less payments due within one year.........    454,683    448,005      81,979
                                           ---------- ----------  ----------
Total long-term debt, net................. $2,373,708 $1,775,703  $5,137,577
                                           ========== ==========  ==========

  The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1997 and thereafter, are as follows:

       1998.......................................................... $  448,005
       1999..........................................................    440,341
       2000..........................................................    445,409
       2001..........................................................    385,191
       2002..........................................................    357,143
       Thereafter....................................................    147,619
                                                                      ----------
         Total long-term debt........................................ $2,223,708
                                                                      ==========

  In connection with the above bank notes, the Company has entered into a general security agreement in which all assets now owned and hereafter acquired by the Company collateralize the notes.

4. NOTE PAYABLE

  The Company maintained a line of credit from a bank with unused borrowing capacity of $500,000 at December 31, 1997. The line is collateralized by a first security interest in all accounts receivable and inventory. Interest is payable monthly at LIBOR, plus 1.75% (7.44% at December 31, 1997). Borrowings under the line of credit are payable on demand.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

5. INVESTMENT SECURITIES, AVAILABLE-FOR-SALE

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value for available-for-sale securities by major security type at December 31, 1996 were as follows:

                                           GROSS         GROSS
                            AMORTIZED   UNREALIZED     UNREALIZED
                               COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                            ---------- ------------- -------------- ----------
Obligations of states and
 political subdivisions.... $1,619,987    $39,409       $  --       $1,659,396
Bond mutual funds..........     75,503      --             --           75,503
                            ----------    -------       -------     ----------
                            $1,695,490    $39,409       $  --       $1,734,899
                            ==========    =======       =======     ==========

  Proceeds from the sale of investment securities were $1,183,303 and $445,467 in 1995 and 1996, respectively, resulting in realized gains of $6,053 and $3,895 for the years then ended.

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value for available-for-sale securities by major security type at December 31, 1997 were as follows:

                                           GROSS         GROSS
                            AMORTIZED   UNREALIZED     UNREALIZED
                               COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                            ---------- ------------- -------------- ----------
Obligations of states and
 political subdivisions.... $1,619,987    $88,726       $  --       $1,708,713
Corporate debt
 obligations...............    158,073      2,113          --          160,186
Bond mutual funds..........     80,647      --             --           80,647
                            ----------    -------       -------     ----------
                            $1,858,707    $90,839       $  --       $1,949,546
                            ==========    =======       =======     ==========

  There were no sales of available-for-sale securities during 1997.

  Maturities of debt securities classified as available-for-sale at December 31, 1997 were as follows:

                                                      AMORTIZED COST FAIR VALUE
                                                      -------------- ----------
   Due after one year through five years.............   $  611,598   $  631,857
   Due after five years through ten years............      770,097      812,375
   Due after ten years...............................      396,365      424,667
                                                        ----------   ----------
   Total debt securities.............................   $1,778,060   $1,868,899
                                                        ==========   ==========

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value for available-for-sale securities by major security type at September 30, 1998 were as follows:

                                                           GROSS
                                               GROSS     UNREALIZED
                                AMORTIZED   UNREALIZED    HOLDING
                                   COST    HOLDING GAINS   LOSSES   FAIR VALUE
                                ---------- ------------- ---------- ----------
Obligations of states and
 political subdivisions........ $1,671,577   $114,552     $  --     $1,786,129
Corporate debt obligations.....    158,073      2,749        --        160,822
Bond mutual funds..............     83,375        --         --         83,375
                                ----------   --------     -------   ----------
                                $1,913,025   $117,301     $  --     $2,030,326
                                ==========   ========     =======   ==========

  There were no sales of investment securities during the nine month periods ended September 30, 1997 and 1998.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

6. INCOME TAXES

  Income tax expense (benefit) consists of the following:

                                                                NINE MONTHS
                                 YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                               ---------------------------  --------------------
                                 1995     1996     1997       1997       1998
                               -------- -------- ---------  --------  ----------
Current:
  Federal..................... $146,692 $437,800 $ 916,288  $910,110  $4,917,473
  State.......................   11,982   34,749    70,572    58,216     429,255
                               -------- -------- ---------  --------  ----------
                                158,674  472,549   986,860   968,326   5,346,728
                               -------- -------- ---------  --------  ----------
Deferred:
  Federal.....................   94,131  159,052   102,117    83,784      72,869
  State.......................    --       5,875  (142,036) (129,736)    244,741
                               -------- -------- ---------  --------  ----------
                                 94,131  164,927   (39,919)  (45,952)    317,610
                               -------- -------- ---------  --------  ----------
  Total income tax expense.... $252,805 $637,476 $ 946,941  $922,374  $5,664,338
                               ======== ======== =========  ========  ==========

  The differences between the income tax expense and income taxes computed using a federal statutory rate of 34% for the years ended December 31, 1995, 1996, and 1997, and for the nine months ended September 30, 1997, and 35% for the nine months ended September 30, 1998 were as follows:

                                                              NINE MONTHS
                           YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                         ------------------------------  ----------------------
                           1995      1996       1997        1997        1998
                         --------  --------  ----------  ----------  ----------
Amount computed using
 statutory rate......... $248,999  $636,230  $1,066,293  $1,040,976  $5,237,574
Increase (reduction) in
 taxes resulting from:
  Tax-free interest
   income...............  (23,254)  (31,940)    (30,171)    (22,497)    (23,260)
  Benefit of foreign
   sales corporation        --        --         --          --         (35,520)
  Alternative minimum
   tax..................    5,785    (5,540)     --          --          --
  State taxes, net of
   federal benefit......    7,668    22,914      46,577      38,422     438,097
  State investment tax
   credits..............    --        --       (161,858)   (161,858)         --
  Others, net...........   13,607    15,812      26,100      27,331      47,447
                         --------  --------  ----------  ----------  ----------
  Total income tax
   expense.............. $252,805  $637,476  $  946,941  $  922,374  $5,664,338
                         ========  ========  ==========  ==========  ==========

  Temporary differences giving rise to the Company's deferred tax liability consist primarily of the excess of depreciation for tax purposes over the amount for financial reporting purposes.

  The Company had available New York State investment tax credits of approximately $68,000 and $230,000, at December 31, 1996 and 1997, respectively. These credits have a ten-year carryforward period, with expiration dates ranging from 2002 to 2007.

  At December 31, 1997, the Company had recorded a deferred tax asset of approximately $230,000; representing New York State investment tax credits. The estimated annual effective tax rate for the nine months ended September 30, 1998 includes the anticipated realization of these tax credits.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

7. EMPLOYEE BENEFIT PLAN

  The Company maintains a savings and profit sharing plan under section 401(k) of the Internal Revenue Code covering all eligible employees. Employees must complete six months of service and be over 20 1/2 years of age as of the plan's entry dates. Participants may contribute up to 15% of their compensation, limited to $9,500 per annum in 1997 and $10,000 per annum in 1998. The Company currently makes matching contributions equal to 50% of the participant's contributions (up to a limit of 6% of the participant's compensation). In addition, the Company has reserved the right to make discretionary profit sharing contributions to employee accounts. Employer matching contributions vest at a rate of 20% per year beginning after 2 years of participation in the plan. Employer matching contributions were $8,000, $10,000 and $21,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Employer matching contributions were $17,000 and $39,000, for the nine months ended September 30, 1997 and 1998, respectively.

8. STOCK OPTION PLAN

  The Company has a 1992 Stock Option Plan, through which the Company may issue incentive stock options or non-qualified stock options. Incentive stock options granted to employees may be granted at prices not less than 100 percent of the fair market value at the date of option grant. Non-qualified stock options may be granted to employees, directors, advisors, consultants and other key persons of the Company at prices established at the date of grant, and may be less than the fair market value at the date of grant. All incentive stock options may be exercised at any time, after vesting, over a ten-year period subsequent to the date of grant. Non-qualified stock option terms will be established at the date of grant, but shall have a duration of not more than ten years.

  The fair value of each option granted is estimated on the grant date using the Black-Scholes pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997: no dividend yield for all years; zero expected volatility for all years; risk-free interest rates of 5.69%, 6.80%, and 6.80%, respectively, and expected lives of five years and four years for the incentive options for all years and three years and four years for the non-qualified options for all years.

  The Company applies APB Opinion 25 "Accounting for Stock Issued to Employees" in accounting for its incentive and non-qualified stock compensation plan. Accordingly, no compensation cost has been recognized for either plan in 1995, 1996 or 1997. Had compensation cost been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," net income would have been reduced as follows:

                                                    1995      1996       1997
                                                  -------- ---------- ----------
   NET INCOME
   As reported................................... $479,546 $1,233,789 $2,189,215
                                                  ======== ========== ==========
   Pro forma..................................... $459,057 $1,208,938 $2,146,820
                                                  ======== ========== ==========
   EARNINGS PER SHARE
   Basic as reported............................. $   0.05 $     0.12 $     0.20
   Diluted as reported........................... $   0.04 $     0.10 $     0.18
   Basic pro forma............................... $   0.04 $     0.11 $     0.20
   Diluted pro forma............................. $   0.04 $     0.10 $     0.18

                        ALBANY MOLECULAR RESEARCH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                               IS UNAUDITED)

  Following is a summary of the status of incentive and non-qualified options during 1995, 1996, and 1997:

                                            INCENTIVE         NON-QUALIFIED
                                        ------------------- ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                         NUMBER    EXERCISE  NUMBER   EXERCISE
                                        OF SHARES   PRICE   OF SHARES  PRICE
                                        ---------  -------- --------- --------
Outstanding at January 1, 1995.........   921,375   $0.21    652,500   $2.15
  Granted..............................   108,000    1.12     67,500    1.83
  Exercised............................   (45,000)   0.11      --        --
  Forfeited............................    --         --       --        --
                                        ---------   -----    -------   -----
Outstanding at December 31, 1995.......   984,375   $0.39    720,000   $2.13
                                        =========   =====    =======   =====
Options exercisable at December 31,
 1995..................................   606,375   $0.23    652,500   $2.15
                                        =========   =====    =======   =====
                                            INCENTIVE         NON-QUALIFIED
                                        ------------------- ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                         NUMBER    EXERCISE  NUMBER   EXERCISE
                                        OF SHARES   PRICE   OF SHARES  PRICE
                                        ---------  -------- --------- --------
Outstanding at January 1, 1996.........   984,375   $0.39    720,000   $2.13
  Granted..............................    95,625    2.30     16,875    2.18
  Exercised............................  (163,238)   0.15      --        --
  Forfeited............................    --         --       --        --
                                        ---------   -----    -------   -----
Outstanding at December 31, 1996.......   916,762   $0.39    736,875   $2.13
                                        =========   =====    =======   =====
Options exercisable at December 31,
 1996..................................   713,138   $0.22    652,500   $2.15
                                        =========   =====    =======   =====
                                            INCENTIVE         NON-QUALIFIED
                                        ------------------- ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                         NUMBER    EXERCISE  NUMBER   EXERCISE
                                        OF SHARES   PRICE   OF SHARES  PRICE
                                        ---------  -------- --------- --------
Outstanding at January 1, 1997.........   916,762   $0.39    736,875   $2.13
  Granted..............................   361,211    3.33     78,440    3.28
  Exercised............................    (8,792)   0.29      --        --
  Forfeited............................   (22,500)   2.99      --        --
                                        ---------   -----    -------   -----
Outstanding at December 31, 1997....... 1,246,681   $1.32    815,315   $2.23
                                        =========   =====    =======   =====
Options exercisable at December 31,
 1997..................................   812,348   $0.34    652,500   $2.00
                                        =========   =====    =======   =====

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

  Following is a summary of the status of employee incentive options outstanding at December 31, 1997:

                        OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                   ---------------------------------  ------------------------
                              WEIGHTED
                               AVERAGE     WEIGHTED                 WEIGHTED
                              REMAINING    AVERAGE                  AVERAGE
      EXERCISE               CONTRACTUAL   EXERCISE                 EXERCISE
    PRICE RANGE    NUMBER       LIFE        PRICE      NUMBER        PRICE
    -----------    -------   -----------   --------   ----------   ----------
    $0.11 - 0.22   613,125   5.22 years     $0.17        613,125    $   0.17
        0.56        91,223   5.83 years      0.55         91,223        0.55
        1.12       108,000   7.58 years      1.12        108,000        1.12
    1.90 - 2.18     50,625   8.36 years      1.93         --           --
    2.99 - 3.60    383,708   9.51 years      3.31         --           --

  The Company estimates that based on a five-year vesting period at December 31, 1997, on a weighted average basis, approximately 87% of such options will eventually vest.

  Following is a summary of the status of non-qualified options outstanding at December 31, 1997:

                        OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                   ---------------------------------  ------------------------
                              WEIGHTED
                               AVERAGE     WEIGHTED                 WEIGHTED
                              REMAINING    AVERAGE                  AVERAGE
     EXERCISE                CONTRACTUAL   EXERCISE                 EXERCISE
    PRICE RANGE    NUMBER       LIFE        PRICE      NUMBER        PRICE
    -----------    -------   -----------   --------   ----------   ----------
       $0.22        22,500   1.52 years     $0.22         22,500    $   0.22
    1.84 - 2.22    714,375   5.52 years      2.19        630,000        2.22
    3.06 - 3.51     78,440   9.40 years      3.28         --           --

  The Company estimates that based on a three-year vesting period at December 31, 1997, on a weighted average basis, approximately 77% of such options will eventually vest.

  Any options issued to non-employees are expensed based upon the fair value of the options.

9. ROYALTY & LICENSING ARRANGEMENT

  On March 15, 1995, the Company entered into a License Agreement and a Stock Purchase Agreement with Marion Merrell Dow Inc., now known as Hoechst Marion Roussel, Inc. ("HMRI"). Under the terms of the Stock Purchase Agreement, the Company sold 1,627,231 shares of the Company's Common Stock to HMRI for $2.0 million. Under the terms of the License Agreement, the Company granted HMRI an exclusive, worldwide license, with the right to grant sublicenses, upon the prior written consent of the Company, to any patents issued to the Company related to its original terfenadine carboxylic acid metabolite patent application. Terfenadine carboxylic acid metabolite is the active ingredient in the new non-sedating antihistamine fexofenadine HCl, marketed as a prescription medicine by HMRI. In return for the license, HMRI agreed to pay the Company up to $6.5 million based upon the achievement of five patenting milestones and future royalties based on sales of fexofenadine HCl. The five patenting milestones consist of:

  .Issuance of a U.S. "Intermediate Process Claim";
  .Issuance of a U.S. "Process Manufacturing Claim";
  .Issuance of an ex-U.S. "Process Manufacturing Claim";
  .Issuance of a U.S. "Substantially Pure Claim"; and
  .Issuance of an ex-U.S. "Substantially Pure Claim".

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

  In October 1996, the Company was awarded a patent in Australia that satisfied the ex-U.S. "Process Manufacturing Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment and will receive a royalty on all sales of fexofenadine HCl in that country. HMRI began selling a product using fexofenadine HCl in January 1997 in Australia.

  In November 1996, the Company was awarded a U.S. patent that satisfied the U.S. "Substantially Pure Claim." However, under the terms of the Agreement, HMRI had the right to institute action to provoke an interference claim and, upon successfully doing so, was not obligated to pay any milestones or royalties until, and if, the interference was resolved in favor of the Company. In February 1998, the United States Patent and Trademark Office ("PTO") Board of Patent Appeals and Interferences rendered a decision that the Company was first to make the invention and confirming that the Company was properly awarded the aforementioned patent. Accordingly, in the first six months of 1998, the Company received and recognized the associated milestone payment and royalties on all sales of fexofenadine HCl (Allegra) in the United States from November 26, 1996 through December 31, 1997, as stipulated in the Agreement. The total payment was $6.3 million. Because of the decision that the Company was first to make the invention, the Company will be entitled to receive royalties on all sales of fexofenadine HCl in the United States.

  In December 1996, the PTO informed the Company that the Company's patent application containing a U.S. "Process Manufacturing Claim" was in interference with a patent application of HMRI. In May 1997, the PTO Board of Patent Appeals and Interferences rendered a decision that the Company was first to make the invention. Under the terms of the Agreement, no milestones or royalties are due to the Company until a patent issued. Under the procedures of the PTO, a patent is not issued until the PTO publishes it. The patent was published in May 1998. Upon the patent publication, the Company was entitled to and did receive the milestone payment for a U.S. "Process Manufacturing Claim." Additionally, the Company is entitled to receive a royalty on worldwide "Sales" of fexofenadine HCl from the date of patent issuance until expiration of the patent. In January 1997, the Company was awarded a patent that satisfied the U.S. "Intermediate Process Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment. There are no royalties associated with this patent.

  In July 1997, the Company was awarded a New Zealand patent that satisfied the ex-U.S. "Substantially Pure Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment and will receive royalties on all sales of fexofenadine HCl in that country.

10. CONCENTRATION OF BUSINESS

  For the years ended December 31, 1997, 1996 and 1995, net contract revenue from the Company's three largest customers represented approximately 29%, 11% and 9% for 1997, 34%, 9% and 9% for 1996, and 42%, 14% and 8% for 1995, of
total net contract revenue for such year, respectively. For the nine months ended September 30, 1998, net contract revenue from the Company's three largest customers represented approximately 18%, 17% and 15% of total net contract revenue, respectively. In the majority of circumstances, there are agreements in force with these entities that guarantee the Company's continued involvement in present research projects. However, there regularly exists the possibility that the Company will have no further association with these entities once these projects conclude.

11. TECHNOLOGY DEVELOPMENT INCENTIVE PLAN

  In 1993, the Company adopted a Technology Development Incentive Plan to provide a method to stimulate and encourage novel innovative technology development. To be eligible to participate, the individual must be an

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)
employee of the Company and must be the inventor or co-inventor of novel technology that results in new revenues generated for, or by, the Company. Eligible participants will share in awards based on ten percent (10%) of the "Net Technology Revenue," as defined by the Plan.

  In 1995, 1996 and 1997, the Company awarded Technology Incentive Compensation to the inventor of the terfenadine carboxylic acid metabolite technology. The inventor is a director, officer and shareholder of the Company.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of the financial instruments is made in accordance with the requirements of Statement of Financial Standards No. 107 "Fair Value of Financial Instruments." Although the estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies, estimates presented are not necessarily indicative of the amounts that the Company could realize in current market exchanges.

  The Company is estimating its fair value disclosures for financial instruments used the following methods and assumptions:

  Cash and short-term investments, receivables, and accounts payable: The carrying amounts reported in the consolidated balance sheets approximate their fair value.

  Available-for-sale securities and other investments: The fair value of all securities and investments are estimated from market prices (see Note 5).

  The carrying value of long-term debt including current portion, was approximately $2,828,389 and $2,223,708 at December 31, 1996 and 1997,
respectively, and $5,219,556 at September 30, 1998 while the estimated fair value was $2,811,378 and $2,208,293 at December 31, 1996 and 1997,
respectively, and $5,215,078 at September 30, 1998 based upon interest rates available to the Company for issuance of similar debt with similar terms and remaining maturities.

13. EARNINGS PER SHARE

  The following table reconciles basic and diluted earnings per share calculations:

                              YEAR ENDED DECEMBER 31, 1995    YEAR ENDED DECEMBER 31, 1996
                             ------------------------------- -------------------------------
                                         AVERAGE   PER SHARE             AVERAGE   PER SHARE
                             NET INCOME   SHARES    AMOUNT   NET INCOME   SHARES    AMOUNT
                             ---------- ---------- --------- ---------- ---------- ---------
   Basic earnings per
    share..................   $479,546  10,262,766   $0.05   $1,233,789 10,706,214   $0.12
   Dilutive effect of stock
    options and grants.....      --        981,424    --         --      1,034,349    --
   Dilutive effect of
    assumed preferred stock
    conversion.............      --         45,000    --         --         45,000    --
                              --------  ----------   -----   ---------- ----------   -----
   Diluted earnings per
    share..................   $479,546  11,289,190   $0.04   $1,233,789 11,785,563   $0.10
                              ========  ==========   =====   ========== ==========   =====

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

(INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                              IS UNAUDITED)

  Not included in the December 31, 1995 shares above were 805,500 shares that were anti-dilutive for earnings per share purposes.

                                                YEAR ENDED DECEMBER 31, 1997
                                               -------------------------------
                                                           AVERAGE   PER SHARE
                                               NET INCOME   SHARES    AMOUNT
                                               ---------- ---------- ---------
   Basic earnings per share................... $2,189,215 10,760,827   $0.20
   Dilutive effect of stock options and
    grants....................................     --      1,207,798    --
   Dilutive effect of assumed preferred stock
    conversion................................     --         45,000    --
                                               ---------- ----------   -----
   Diluted earnings per share................. $2,189,215 12,013,625   $0.18
                                               ========== ==========   =====

                                    NINE MONTHS ENDED               NINE MONTHS ENDED
                                   SEPTEMBER 30, 1997              SEPTEMBER 30, 1998
                             ------------------------------- -------------------------------
                                         AVERAGE   PER SHARE             AVERAGE   PER SHARE
                             NET INCOME   SHARES    AMOUNT   NET INCOME   SHARES    AMOUNT
                             ---------- ---------- --------- ---------- ---------- ---------
   Basic earnings per
    share..................  $2,139,319 10,759,312   $0.20   $9,300,159 10,842,259   $0.86
   Dilutive effect of stock
    options and grants.....      --      1,142,306    --         --      1,366,505    --
   Dilutive effect of
    assumed preferred stock
    conversion.............      --         45,000    --         --         45,000    --
                             ---------- ----------   -----   ---------- ----------   -----
   Diluted earnings per
    share..................  $2,139,319 11,946,618   $0.18   $9,300,159 12,253,764   $0.76
                             ========== ==========   =====   ========== ==========   =====

  Not included in the September 30, 1998 shares above were 174,375 shares that were anti-dilutive for earnings per share purposes.

14. NOTES RECEIVABLE

  The notes receivable represents advances to two senior officers of the Company. The notes receivable and accrued interest will not be repaid provided the officers remain in the employ of the Company. If employment is terminated within the five year amortization period, a pro-rata portion of the principal and interest shall be repayable to the Company.

15. SUBSEQUENT EVENTS

  On November 30, 1998, the Board of Directors approved a 3-for-2 split of the Company's common stock that was effective on that date. Also, in connection with the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's common stock, the Company will effect a reincorporation by merger prior to the effective date of such registration statement. In connection with such reincorporation, each share of outstanding common stock of Albany Molecular Research, Inc. (incorporated in New York) will be exchanged for 1-1/2 shares of common stock of a new company to be incorporated in Delaware. All share and per share information included in the accompanying financial statements have been restated to reflect the 3-for-2 stock split and the reincorporation by merger.

  On October 28, 1998, the Company entered into a severance and stock repurchase agreement with its former chief financial officer ("Former CFO"). In exchange for a release of any and all claims against the Company, the Former CFO accepted a financial package that included a severance component equal to one-years' base salary and the prior years' bonus. The Company also agreed to vest all currently unexercisable stock options of the Former CFO and to repurchase the shares represented by these options. The Former CFO agreed to exchange all of his outstanding shares and the shares that were represented by all of his outstanding stock options for a purchase price of approximately $9.9 million. In total, the Company repurchased 1,131,903 shares of Common Stock. The Former CFO received a $2.0 million initial payment together with a five-year note payable for the remainder of the consideration, with principal due in annual installments and interest due in quarterly installments at the prime rate (7.75% at November 30, 1998).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  25
Management...............................................................  37
Certain Transactions.....................................................  45
Principal Stockholders...................................................  46
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Legal Matters............................................................  53
Experts..................................................................  53
Additional Information...................................................  54
Index to Consolidated Financial Statements............................... F-1

                                ---------------

  UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,200,000 SHARES

             [ALBANY MOLECULAR RESEARCH, INC. LOGO APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                           ING BARING FURMAN SELZ LLC

                               HAMBRECHT & QUIST

                                    , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

  The following table sets forth the estimated expenses payable by the Company in connection with this offering (excluding underwriting discounts and commissions):

       NATURE OF EXPENSE                                              AMOUNT
       -----------------                                            -----------
   SEC Registration Fee............................................ $    14,095
   NASD Filing Fee.................................................       4,801
   Nasdaq Listing Fee..............................................      75,625
   Accounting Fees and Expenses....................................     200,000
   Legal Fees and Expenses.........................................     450,000
   Printing Expenses...............................................     150,000
   Blue Sky Qualification Fees and Expenses........................      10,000
   Transfer Agent's Fee............................................      25,000
   Miscellaneous...................................................      70,479
                                                                    -----------
     TOTAL......................................................... $ 1,000,000
                                                                    ===========

----------
(1) The amounts set forth above, except for the SEC, NASD and Nasdaq fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or
(iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Article V of the Company's Amended and Restated By-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

  The Company has entered into indemnification agreements with each of its directors reflecting the provisions of its By-laws and requiring the advancement of expenses in proceedings involving such directors in most circumstances.

  Under Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order below is information regarding the number of shares of capital stock issued by the Registrant for the past three years beginning in July 1995. Further included is the consideration, if any, received by the Registrant for such shares, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed. The following transactions give effect to the Company's 2.25-for-1 stock split of its Common Stock, which will become effective in connection with the offering.

 (1) In August 1995, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 108,000 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (2) In October 1995, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 67,500 shares of the Registrant's Common Stock to directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (3) In February 1996, the Registrant issued 78,750 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $11,550 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (4) In May 1996, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 67,500 shares of the Registrant's Common Stock to employees and directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (5) In May 1996, the Registrant issued 45,113 shares of the Registrant's Common Stock upon the exercise of outstanding stock options for an aggregate exercise price of $5,063 to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (6) In July 1996, the Registrant issued 33,750 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $4,950 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (7) In July 1996, the Registrant issued 5,625 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $3,125 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (8) In October 1996, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 22,500 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (9) In December 1996, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 22,500 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(10) In January 1997, pursuant to stock option agreements, the Registrant granted options to purchase an aggregate of 34,115 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(11) In January 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 84,348 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(12) In January 1997, the Registrant issued 113 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $63 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(13) In February 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 22,500 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(14) In April 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 16,875 shares of the Registrant's Common Stock to directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(15) In May 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 67,500 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(16) In May 1997, the Registrant issued 2,153 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $1,196 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(17) In June 1997, the Registrant granted an aggregate of 6,647 shares of the Registrant's Common Stock to directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(18) In July 1997, the Registrant issued 900 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $500 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(19) In September 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase 22,500 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(20) In December 1997, pursuant to stock option agreements, the Registrant granted options to purchase an aggregate of 27,450 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(21) In December 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 164,363 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(22) In December 1997, the Registrant issued 5,625 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $825 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(23) In February 1998, the Registrant issued 6,750 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $990 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(24) In February 1998, the Registrant issued 5,738 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $638 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(25) In March 1998, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 33,750 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(26) In March 1998, the Registrant issued 1,876 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $3,444 to the estate of a former director of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(27) In March 1998, the Registrant issued 5,175 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $575 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(28) In March 1998, the Registrant issued 22,500 shares of the Registrant's Common Stock to Hoffman Enterprises, the Registrant's landlord, as partial reimbursement for expenses incurred by Hoffman Enterprises in relocating other tenants in order to facilitate the Company's expansion in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

(29) In March 1998, the Registrant issued 11,250 shares of the Registrant's Common Stock to Michael J. Sherrod in consideration of his interest in his regulatory consulting business in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

(30) In April 1998, the Registrant issued 26,100 shares of the Registrant's Common Stock upon the exercise of outstanding stock options for an aggregate exercise price of $5,300 to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(31) In May 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase 5,625 shares of the Registrant's Common Stock to a director of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(32) In May 1998, the Registrant issued 9,000 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $10,080 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(33) In June 1998, the Registrant issued 9,000 shares of the Registrant's Common Stock upon the exercise of outstanding stock options for an aggregate exercise price of $2,240 to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(34) In June 1998, the Registrant granted 788 shares of the Registrant's Common Stock to a director of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(35) In July 1998, the Registrant issued 22,500 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $5,000 to a consultant of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(36) In August 1998, the Registrant issued 9,000 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $10,080 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(37) In October 1998, the Registrant issued 200,558 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $141,560 to a former officer of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(38) In October 1998, the Registrant issued 1,125 shares of the Registrant's Common Stock to a director of the Registrant as compensation for his services as a director in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(39) In October 1998, the Registrant granted options to purchase 5,625 shares of the Registrant's Common Stock to a director of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   *1.1 Form of Underwriting Agreement.
   +3.1 Certificate of Incorporation.
   +3.2 Form of Amended and Restated Certificate of Incorporation (to be filed immediately prior to effectiveness of the Registration Statement).
   +3.3 Form of Restated Certificate of Incorporation (to be filed following the closing of the offering referred to in the Registration Statement).
   +3.4 By-Laws.
   +3.5 Form of Amended and Restated By-laws (to be effective upon effectiveness of the Registration Statement).
    4.1 Specimen certificate for shares of Common Stock, $0.01 par value, of the Registrant.
   +5.1 Opinion of Goodwin, Procter & Hoar LLP as to the validity of the securities being offered.
   10.1 Lease dated as of October 9, 1992, as amended, by and between the Registrant and Hoffman Enterprises.
   10.2 1998 Stock Option and Incentive Plan of the Registrant.
  +10.3 Amended and Restated 1992 Stock Option Plan of the Registrant.
  +10.4 1998 Employee Stock Purchase Plan of the Registrant.
  +10.5 Form of Indemnification Agreement between the Registrant and each of its directors.
  +10.6 Form of Employee Incentive Stock Option Certificate and Agreement for
        Amended and Restated 1992 Stock Option Plan.
   10.7 License Agreement dated March 15, 1995 by and between the Registrant and Marion Merrell Dow Inc. (now Hoechst Marion Roussel, Inc.)
        (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
   10.8 Principles of Cooperation Between Albany Molecular Research and Cambrex
        Corporation dated February 1, 1997 by and between the Registrant and Cambrex Corporation (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
   10.9 Agreement dated December 16, 1997 by and between the Registrant and Eli
        Lilly and Company (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
 +10.10 Technology Development Incentive Plan.
  10.11 Form of Employment Agreement between the Registrant and Thomas E.
        D'Ambra, Ph.D.
  10.12 Form of Employment Agreement between the Registrant and Harold Meckler,
        Ph.D.
  10.13 Form of Employment Agreement between the Registrant and Michael P.
        Trova, Ph.D.
  10.14 Form of Employee Innovation, Proprietary Information and Post-
        Employment Activity Agreement between the Registrant and each of its Named Executive Officers.
  10.15 Letter Agreement between the Registrant and Harold M. Armstrong, Jr.
  +21.1 Subsidiaries of the Registrant.
  +23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

  23.2 Consent of KPMG Peat Marwick LLP.
  23.3 Consent of Ostrolenk, Faber, Gerb & Soffen, LLP.
 +24.1 Powers of Attorney (included on signature pages).
  27.1 Financial Data Schedule.

----------

+ Previously filed.

* To be filed by amendment.

 (B) FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ALBANY, STATE OF NEW YORK, ON DECEMBER 8, 1998.

                                          Albany Molecular Research, Inc.

                                               /s/ Thomas E. D'Ambra, Ph.D.
                                          By: _________________________________
                                                 Thomas E. D'Ambra, Ph.D.
                                               Chairman and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

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
              SIGNATURE                        TITLE                 DATE

    /s/ Thomas E. D'Ambra, Ph.D.       Chairman of the           December 8,
-------------------------------------   Board, Chief                 1998
      THOMAS E. D'AMBRA, PH.D.          Executive Officer
                                        and Director
                                        (Principal
                                        Executive Officer)

                  *                    President and             December 8,
-------------------------------------   Director                     1998
       DONALD E. KUHLA, PH.D.

      /s/ Rodney A. Tillinghast        Controller and            December 8,
-------------------------------------   Acting                       1998
        RODNEY A. TILLINGHAST           Chief Financial
                                        Officer (Principal
                                        Accounting Officer)

                  *                    Vice President,           December 8,
-------------------------------------   Senior Research              1998
          CHESTER J. OPALKA             Chemist and
                                        Director

                  *                    Director                  December 8,
-------------------------------------                                1998
     ANTHONY P. TARTAGLIA, M.D.

*By:/s/ Thomas E. D'Ambra, Ph.D.
  ----------------------------------
      THOMAS E. D'AMBRA, PH.D.
          ATTORNEY-IN-FACT
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                                     II-7


                            POWER OF ATTORNEY

  KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Thomas E. D'Ambra and Donald E. Kuhla such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments
(including post effective amendments and Registration Statements filed under Rule 462(b)) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment
No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

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

             SIGNATURE                  TITLE                        DATE

     /s/ Frank W. Haydu III            Director               December 8, 1998
-------------------------------------
       FRANK W. HAYDU III

                                 EXHIBIT INDEX

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
                                                                           PAGE
                                                                           ----
   *1.1 Form of Underwriting Agreement.
   +3.1 Certificate of Incorporation.
   +3.2 Form of Amended and Restated Certificate of Incorporation (to be filed immediately prior to effectiveness of the Registration Statement).
   +3.3 Form of Restated Certificate of Incorporation (to be filed following the closing of the offering referred to in the Registration Statement).
   +3.4 By-Laws.
   +3.5 Form of Amended and Restated By-laws (to be effective upon effectiveness of the Registration Statement).
    4.1 Specimen certificate for shares of Common Stock, $0.01 par value, of the Registrant.
   +5.1 Opinion of Goodwin, Procter & Hoar LLP as to the validity of the securities being offered.
   10.1 Lease dated as of October 9, 1992, as amended, by and between the Registrant and Hoffman Enterprises.
   10.2 1998 Stock Option and Incentive Plan of the Registrant.
  +10.3 Amended and Restated 1992 Stock Option Plan of the Registrant.
  +10.4 1998 Employee Stock Purchase Plan of the Registrant.
  +10.5 Form of Indemnification Agreement between the Registrant and each of its directors.
  +10.6 Form of Employee Incentive Stock Option Certificate and
        Agreement for Amended and Restated 1992 Stock Option Plan.
   10.7 License Agreement dated March 15, 1995 by and between the
        Registrant and Marion Merrell Dow Inc. (now Hoechst Marion
        Roussel, Inc.) (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
   10.8 Principles of Cooperation Between Albany Molecular Research and
        Cambrex Corporation dated February 1, 1997 by and between the Registrant and Cambrex Corporation (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
   10.9 Agreement dated December 16, 1997 by and between the Registrant and Eli Lilly and Company (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
 +10.10 Technology Development Incentive Plan.
  10.11 Form of Employment Agreement between the Registrant and Thomas
        E. D'Ambra, Ph.D.
  10.12 Form of Employment Agreement between the Registrant and Harold
        Meckler, Ph.D.
  10.13 Form of Employment Agreement between the Registrant and Michael
        P. Trova, Ph.D.
  10.14 Form of Employee Innovation, Proprietary Information and Post-Employment Activity Agreement between the Registrant and each of its Named Executive Officers.
  10.15 Letter Agreement between the Registrant and Harold M. Armstrong,
        Jr.
  +21.1 Subsidiaries of the Registrant.
  +23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
   23.2 Consent of KPMG Peat Marwick LLP.
   23.3 Consent of Ostrolenk, Faber, Gerb & Soffen, LLP.
  +24.1 Powers of Attorney (included on signature pages).
   27.1 Financial Data Schedule.
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----------

+ Previously filed.

*To be filed by amendment.